    As filed with the Securities and Exchange Commission on October 5, 2001
                                                     Registration No. 333-______
================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ______________

                         OPTICAL SENSORS INCORPORATED
                (Name of small business issuer in its charter)

             Delaware                             3841                       41-1643592
 (State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
  incorporation or organization)       Classification Code Number)       Identification No.)

                                ______________

                       7615 Golden Triangle Drive, Suite C
                           Minneapolis, MN 55344-3733
                          Telephone No.: (952) 944-5857
                                ______________

                               Wesley G. Peterson
                             Chief Financial Officer
                          Optical Sensors Incorporated
                       7615 Golden Triangle Drive, Suite C
                           Minneapolis, MN 55344-3733
                          Telephone No.: (952) 944-5857

(Name, address, including zip code, and telephone number, including area code, of agent for service)
            _________________________________________________
                                   Copy to:
                           Thomas A. Letscher, Esq.
                       Oppenheimer Wolff & Donnelly LLP
                      45 South Seventh Street, Suite 3300
                         Minneapolis, Minnesota 55402
                                (612) 607-7000
                    _______________________________________

       Approximate date of commencement of proposed sale to the public:
    From time to time after this registration statement becomes effective.
                    _______________________________________

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                         Number of shares     Proposed maximum        Proposed maximum        Amount of
        Title of each class of           to be registered    offering price per      aggregate offering      registration
      securities to be registered             (1)                  unit (2)              price (2)             fee (2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     15,539,334              $0.53                $8,235,847         $1,221.58 (3)
============================================================================================================================

(1) The amount to be registered hereunder consists of an aggregate of 15,539,334 shares of common stock to be sold by the selling stockholders named in this registration statement. Of the 15,539,334 shares of common stock, none are currently outstanding and beneficially owned by the selling stockholders and 10,156,000 shares are issuable upon the conversion of convertible promissory notes held by the selling stockholders, 4,333,334 shares are issuable upon the conversion of convertible preferred stock held by the selling stockholders and 1,050,000 shares are issuable upon the exercise of warrants issuable to the selling stockholders.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the registrant's common stock on October 4, 2001, as reported by the Over-the-Counter Bulletin Board.
(3) Pursuant to Rule 457(p), filing fee offset with $837.38 fee paid upon filing Form S-3 by this Registrant (File No. 333-34362; initially filed April 7, 2000), which shares will be automatically de-registered upon the filing of this Form SB-2 with no sales of securities having been made pursuant thereto.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this prospectus is not complete and may be changed. We   +
+  may not sell these securities until the Securities and Exchange Commission  +
+  declares our registration statement effective. This prospectus is not an    +
+  offer to sell these securities and is not soliciting an offer to buy these  +
+  securities in any state where the offer or sale is not permitted.           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion, dated October 5, 2001
PROSPECTUS


                    [LOGO OF OPTICAL SENSORS INCORPORATED]

                               15,539,334 Shares
                         OPTICAL SENSORS INCORPORATED
                                 Common Stock
                            _______________________

         Selling stockholders of Optical Sensors Incorporated are offering 15,539,334 shares of common stock. Optical Sensors will not receive any proceeds from the sale of shares offered by the selling stockholders.

         The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 14.

         Our common stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "OPSI.OB." On September 28, 2001, the closing bid price of the common stock in the over-the-counter market was $0.53 per share.

                            _______________________

       The shares of common stock offered involve a high degree of risk.
          See "Risk Factors" beginning on page 5 of this prospectus.

                            _______________________

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
          STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
             THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
           TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                            _______________________

               The date of this prospectus is            , 2001.

                            _______________________

                               TABLE OF CONTENTS

RISK FACTORS.....................................................................      5

FORWARD-LOOKING STATEMENTS.......................................................     10

USE OF PROCEEDS..................................................................     11

DIVIDEND POLICY..................................................................     11

SELLING STOCKHOLDERS.............................................................     12

PLAN OF DISTRIBUTION.............................................................     14

SELECTED CONSOLIDATED FINANCIAL DATA.............................................     16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...........................................................     17

BUSINESS.........................................................................     22

MANAGEMENT.......................................................................     28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................     37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................     38

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT......................     39

DESCRIPTION OF SECURITIES........................................................     42

LEGAL MATTERS....................................................................     45

EXPERTS..........................................................................     45

WHERE YOU CAN FIND MORE INFORMATION..............................................     45

INDEX TO FINANCIAL STATEMENTS....................................................    F-1

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS..................................   II-1


                            _______________________

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements.

                                  Our Company

Since October 1998, we have been focusing our resources on development and commercialization of the CapnoProbe, which is a handheld device with a carbon dioxide ("CO\\2\\") probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO\\2\\ of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market the CapnoProbe. The CanoProbe Sensor System includes a disposable sensor and a bench top instrument. In April 2001, the Company received 510(k) clearance from the FDA to market a handheld battery operated version of the bench top instrument.

On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, which is expected to last approximately one year, while Nellcor establishes its own manufacturing operations.

                             Corporate Information

We were incorporated in Minnesota in May 1989 and reincorporated in Delaware in January 1996.

In this prospectus, references to "Optical Sensors," "the company," "we," and "our," unless the context otherwise requires, refer to Optical Sensors Incorporated.

                                Office Location

Our principal executive offices are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344, and our telephone number at that location is (952) 944-5857.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            Summary Financial Data

The statement of operations data shown below for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1998 is derived from our audited financial statement not included elsewhere in this prospectus. The financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 has been derived from our unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the six months ended June 30, 2000 and 2001 are not necessarily indicative of the results to be expected for the full year or for any future period. When you read this financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                          (in thousands, except per share data)
                                                                                           Six Months Ended
                                                                                          -------------------
                                                Year Ended December 31                          June 30,
                                         -------------------------------------            -------------------
                                         1998             1999            2000            2000           2001
                                         ----             ----            ----            ----           ----
Statement of Operations Data:

Net Revenues.....................      $   1,019        $    134        $      0        $      0        $      0
Operating expenses...............      $  10,533        $  5,968        $  3,707        $  2,029        $  1,425
Interest income..................      $     723        $    185        $     36        $     26        $      1
Interest expense.................      $      95        $     84        $  1,474        $  1,450        $    214
Net loss.........................      $ (11,817)       $ (7,785)       $ (5,302)       $ (3,654)       $ (1,541)
Net loss per share...............      $   (1.34)       $   (.88)       $   (.59)       $   (.41)       $   (.17)

                                                       December 31,                               June 30,
                                       -----------------------------------------        -------------------------
                                           1998           1999             2000             2000            2001
                                           ----           ----             ----             ----            ----
Balance Sheet Data:

Working capital..................      $  9,103         $ 2,001         $     50        $   (82)        $  (1,188)
Total assets.....................      $ 12,565         $ 4,296         $  2,716        $ 3,160         $   2,169
Total liabilities................      $  1,580         $   941         $  1,723        $ 2,014         $   2,530
Stockholders' equity (deficit)...      $ 10,984         $ 3,355         $    992        $ 1,146         $    (360)

--------------------------------------------------------------------------------

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Optical Sensors. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Risks Relating to Our Company

We have incurred substantial losses, and without furthering funding or technological development fees, we will not have enough cash resources to continue operations past March 31, 2002.

We believe that our current cash balances together with payment we expect to receive from our distribution partner, will be sufficient to fund our operations through the first quarter of 2002. The report of the independent auditors on our 2000 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. We do not have sufficient cash to fund our operations after March 31, 2002, and will need to raise additional funds or obtain technology development fees in order to continue operations. There can be no assurance, however, that we will be able to obtain additional funding or technology development fees. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

If we are unable to complete development and commercialization of our CapnoProbe product, our ability to generate revenue will be severely limited.

Our future success will depend, in large part, on successful development and commercialization of the CapnoProbe product. We are in the later stages of developing and testing prototypes, but have not yet established commercial manufacturing for the CapnoProbe. Accordingly, there can be no assurance that we will successfully develop a commercial CapnoProbe product.

Our ability to receive revenues related to our CapnoProbe product is substantially dependent on the actions of a third party that we do not control.

We have entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We do not have control over the manufacturing and distribution actions of Nellcor. Although we expect to receive under the agreement development fees and royalties, if Nellcor fails to generate meaningful sales of our CapnoProbe product, we will not receive significant revenues under the license agreement, which would substantially harm our business and its operations.

Our ability to sell our current and future products depends upon receipt and maintenance of U.S. and international regulatory approvals of our products and business activities.

Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the FDA and other governmental agencies, including, in some instances, foreign and state agencies. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

Our ability to obtain meaningful revenues will likely be directly related to the level of reimbursement for our proposed products.

Physicians, hospitals and other health care providers are less likely to purchase our products if they do not receive reimbursement from third-party payers for the cost of our products. While each third-party payer has its own process and rules for determining whether it will pay for a particular treatment, the ability to get Medicare reimbursement is usually a significant gating issue for selling a new product. Obtaining a product-specific reimbursement code from Medicare requires a significant amount of published clinical research data and takes several years. When a Medicare reimbursement code is assigned, Medicare also assigns a reimbursement amount. Once assigned, this amount dictates the future revenue opportunities for a particular product, and there is a risk that the assigned rate could be at a level which makes it impossible or difficult to market the product at a profit. We have invested significant time and resources into the development of our CapnoProbe product and if we are unable to obtain a product-specific reimbursement code for it, or if the established reimbursement amount is low, we will be unable to achieve meaningful sales of our CapnoProbe product.

If we are unable to protect our intellectual property, the value of our products could be diminished, and we may be unable to prevent other companies from using our technology in competitive products.

Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, the value of our products could be diminished and our competitive position may suffer. Our competitors could copy or otherwise obtain and use our technology without authorization or develop similar technology independently that may infringe our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

Claims by others that our products infringe their patents or other intellectual property rights could adversely affect our financial condition.

The medical device industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the United States until the patents are issued and also are maintained in secrecy for a period of time outside the United States. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming and could likely:

     .    result in costly litigation;

     . divert the time and attention of our technical personnel and management;

     .    cause product development delays;

     .    require us to develop non-infringing technology; or

     .    require us to enter into royalty or licensing agreements.

Although patent and intellectual property disputes in the medical device industry often have been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we cannot be sure that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results.

We may be subject to product liability and warranty claims, and we have limited insurance coverage.

The future manufacture and sale of our products could expose us to product liability claims and product recalls, including those that may arise from misuse, malfunction or design flaws. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages. We intend to procure product liability insurance; however, it might not cover the costs of any product liability claim made against us. Furthermore, we may not be able to obtain insurance at satisfactory rates or in adequate amounts.

Risks Relating to Our Industry

We operate in an extremely competitive and rapidly changing marketplace, and virtually all of our competitors have greater resources than us, which may allow them to more quickly react to changes in the market place.

Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive.

The loss of key personnel could harm our business.

Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

Risks Relating to Our Common Stock

Our common stock was delisted from The Nasdaq National Market in May 2000 and placed on the Over-The-Counter Bulletin Board, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

On May 12, 2000, our common stock ceased to be quoted on The Nasdaq National Market and was transferred to the Over-The-Counter ("OTC") Bulletin Board because we no longer met, and currently do not meet, standards for continued listing on The Nasdaq National Market or The Nasdaq SmallCap Market. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on Nasdaq or a national securities exchange, like the American Stock Exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

     .    obtaining financial and investment information from the investor;

     . obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

     . providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, could lower our stock price and impair our ability to raise funds in new stock offerings.

Future sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     .    progress of our products through the regulatory process;

     . announcements of technological innovations or new products by us or our competitors;

     . government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

     .    developments or disputes concerning patent or proprietary rights;

     .    actual or anticipated fluctuations in our operating results;

     .    changes in our financial estimates by securities analysts;

     . general market conditions for emerging growth and medical device companies;

     .    broad market fluctuations; and

     .    economic conditions in the United States or abroad.

We may incur significant costs from class action litigation due to our expected stock volatility.

In the past, following periods of large price declines in the public market price of a company's stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Provisions in our corporate documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     . a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights, which may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our board of directors;

     . authorizing the issuance of "blank check" preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt; and

     . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

We refer you to "Description of Securities --Undesignated Preferred Stock; --Anti-Takeover Provisions of Delaware Law" for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of our company.

Circle F Ventures, LLC and its affiliates own a sufficient number of shares of our common stock to potentially control our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Circle F Ventures, LLC and its affiliates own or control approximately 61.6% of our outstanding shares of common stock on an "as converted" basis. Accordingly, these stockholders may be able to influence the outcome of shareholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as sales of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company.

Exercise of outstanding warrants and options will dilute existing stockholders and could decrease the market price of our common stock.

As of September 30, 2001, we had issued and outstanding 8,984,905 shares of common stock, 4,333,334 shares of preferred stock and outstanding warrants and options to purchase 5,013,563 additional shares of common stock, not including debt convertible to common stock. The existence of the outstanding warrants and options may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We likely will issue additional equity securities, which will dilute your share ownership.

We likely will issue additional equity securities to raise capital and through the exercise of warrants and options that are outstanding or may be outstanding. These additional issuances will dilute your share ownership.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, primarily in the sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described on the previous pages and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

Optical Sensors will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders. This offering is intended to satisfy our obligations to register, under the Securities Act of 1933, the resale of the shares of our common stock, including shares of our common stock that will be issued to the selling stockholders upon the conversion of convertible promissory notes and the exercise of warrants to be issued to them. The net proceeds from our sale of these securities to the selling stockholders since March 10, 2000 has been and will be used for general corporate purposes, including working capital.

                                 DIVIDEND POLICY

We have never paid cash dividends on our common stock and currently intend to retain all future earnings, if any, for the continued growth and development of our business and have no plans to pay cash dividends in the future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

                             SELLING STOCKHOLDERS

All of the selling stockholders named below acquired or have the right to acquire upon the exercise of warrants the shares of our common stock being offered under this prospectus directly from us in private transactions. The following table sets forth information known to Optical Sensors with respect to the beneficial ownership of Optical Sensors' common stock as of October 1, 2001 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants and options that are exercisable within 60 days of October 1, 2001. Shares issuable pursuant to warrants and options are considered outstanding for computing the percentage of the person holding the warrants and options, but are not considered outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 8,984,905 shares of common stock outstanding as of October 1, 2001. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with Optical Sensors within the past three years. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, Optical Sensors is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Optical Sensors will not receive any of the proceeds from the sale of the shares offered under this prospectus.

                                                                                               Shares Beneficially
                                              Shares of Common          Number of                  Owned After
                                             Stock Beneficially           Shares                  Completion of
                                             Owned Prior to the           Being                   the Offering
                                                                                        ----------------------------------
Selling Shareholder                               Offering               Offered            Number          % of Class
-------------------                               --------               -------            ------          ----------
Circle F Ventures, LLC (1)                      12,922,669           12,922,669                   0            0%

Special Situations Funds (2)                     1,750,000            1,750,000                   0            0%

Hayden R. Fleming and LaDonna M. Fleming           937,565              866,665              70,900            *
Revocable Trust Dated 7/19/95 (3)

___________________
*        Less than 1% of the outstanding shares.

(1) Based on Schedule 13D/A filed August 10, 2001. All of such ownership arises on an as converted basis from Circle F Venture LLC's ("Circle F") holdings of convertibles notes and shares of series A Convertible Preferred Stock. This includes 2,426,668 shares and warrants to purchase 606,667 shares issuable upon conversion of a convertible promissory note issued to Circle F on March 10, 2000 and amended on August 11, 2000, 1,340,000 shares issuable upon conversion of convertible promissory notes issued to Circle F dated March 8, 2001, April 5, 2001 and April 19, 2001 and 4,216,000 shares issuable upon the conversion of a convertible promissory note issued to Circle F dated July 26, 2001. Also includes 4,333,334 shares issuable upon the conversion of 4,333,334 shares of Series A Convertible Preferred Stock held by Circle F. This does not include the beneficial ownership of certain affiliates of Circle F and does not reflect up to an additional 1,384,000 shares issuable upon the conversion of the convertible promissory note issued to Circle F dated July 26, 2001 if Circle F or the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 make additional advances. The address of Circle F is 14988 N. 78th Way, Suite 200, Scottsdale, Arizona 85260. See "Certain Relationship and Related Transactions."

(2) Based on a Schedule 13G/A filed November January 10, 2001. Includes 700,000 shares and warrants to purchase 175,000 shares issuable upon conversion of a convertible promissory note issued on March 10, 2000 to Special Situations Fund III, L.P., a limited partnership ("SSF III"), which was amended on March 10, 2001 reducing the conversion price and increasing the number of shares issuable upon exercise of the foregoing warrant. Based on this amendment, the note is convertible into 1,400,000 shares and the warrant covers 350,000 shares. MGP Advisors Limited Partnership ("MGP") is the general partner and investment advisor of SSF III, and AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner and investment advisor of the Cayman Fund. Austin W. Marxe and David Greenhouse are officers, directors and members of AWM and MGP, respectively, and may be deemed to be the beneficial owner of the shares held by SSF III and Cayman Fund. SSF III, MGP, Cayman Fund and AWM have sole voting and investment power with respect to the shares beneficially owned by such fund and advisor. Messrs. Marxe and Greenhouse have shared voting and investment power with respect to the shares beneficially owned by each of them. The address of SSF III, MGP, AWM and Messrs. Marxe and Greenhouse is 153 East 53 Street, New York, New York 10022. The address of Cayman Fund is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. See "Certain Relationship and Related Transactions."

(3) Based on Schedule 13D/A filed August 10, 2001. Of the shares owned, 866,665 shares arise on an as converted basis from the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 (the "Trust") holdings of convertibles notes. This includes 373,332 shares and warrants to purchase 93,333 shares issuable upon conversion of a convertible promissory note issued to the Trust on March 10, 2000 and amended on August 11, 2000 and 400,000 shares issuable upon the conversion of a convertible promissory note issued to the Trust dated July 26, 2001. This does not include the beneficial ownership of certain affiliates of the Trust and does not reflect up to an additional 1,384,000 shares issuable upon the conversion of the convertible promissory note issued to Circle F dated July 26, 2001 if Circle F or the Trust make additional advances.

                             PLAN OF DISTRIBUTION

The selling stockholders acquired their shares of Optical Sensors common stock upon conversion of convertible promissory notes issued by Optical Sensors under an investment agreement and issuable upon the exercise of warrants issuable to them pursuant to certain loan agreements. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of the brokers or market makers that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

     . a block trade in which the broker-dealer engaged by a selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    privately negotiated transactions.

Optical Sensors has been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In connection with distributions of the shares or otherwise, the selling stockholders may, if permitted by law, also enter into hedging transactions. For example, the selling stockholders may:

     . enter into transactions involving short sales of the shares of common stock by broker-dealers;

     . sell shares of common stock short and redeliver these shares to close out the short position;

     . enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

     . loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

This offering will terminate on the earlier to occur of:

     . the date on which all shares offered have been sold by the selling stockholders; or

     . the date on which all shares held by a selling shareholder may be sold by such selling shareholder in compliance with Rule 144(k) under the Securities Act within any three-month period.

We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution or a corporate development. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                            SELECTED FINANCIAL DATA

The selected statement of operations data shown below for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited financial statements not included elsewhere in this prospectus. The selected financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 has been derived from our unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the six months ended June 30, 2000 and 2001 are not necessarily indicative of the results to be expected for the full year or for any future period. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                              (in thousands, except per share data)
                                                                                                               Six Months Ended
                                                                                                               ----------------
                                               Year Ended December 31                                              June 30,
                                          --------------------------------                                     ----------------
                                1996            1997            1998           1999           2000           2000           2001
                                ----            ----            ----           ----           ----           ----           ----
Statement of
Operations Data:

Net Revenues..........        $    163       $     141       $   1,019       $    134       $      0       $      0       $      0
Operating expenses....        $  9,735       $  10,472       $  10,533       $  5,968       $  3,707       $  2,029       $  1,425
Interest income.......        $  1,555       $   1,268       $     723       $    185       $     36       $     26       $      1
Interest expense......        $      -       $      21       $      95       $     84       $  1,474       $  1,450       $    214
Net loss..............        $ (9,385)      $ (11,333)      $ (11,817)      $ (7,785)      $ (5,302)      $ (3,654)      $ (1,541)
Net loss per share....        $  (1.30)      $   (1.35)      $   (1.34)      $   (.88)      $   (.59)      $   (.41)      $   (.17)

                                                              December 31,                                      June 30,
                                                        ------------------------                             --------------
                                       1996          1997          1998         1999         2000          2000          2001
                                       ----          ----          ----         ----         ----          ----          ----
Balance Sheet Data:

Working capital..................    $ 30,039      $ 18,220      $  9,103      $ 2,001      $    50      $   (82)      $ (1,188)
Total assets.....................    $ 32,369      $ 21,626      $ 12,565      $ 4,296      $ 2,716      $ 3,160       $  2,169
Long-term obligations............    $    ---      $    472      $    495      $   104      $     6      $ 2,014       $  2,530
Stockholders' equity (deficit)...    $ 31,050      $ 20,157      $ 10,984      $ 3,355      $   992      $ 1,146       $   (360)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

Since October 1998, we have been focusing our resources on development and commercialization of the CapnoProbe, which is a handheld device with a carbon dioxide ("CO2") probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO2 of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market the CapnoProbe. The CanoProbe Sensor System includes a disposable sensor and a bench top instrument. In April 2001, the Company received 510(k) clearance from the FDA to market a handheld battery operated version of the bench top instrument.

On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, which is expected to last approximately one year, while Nellcor establishes its own manufacturing operations. We expect to receive revenues pursuant to the agreement that will meet our working capital needs (assuming conversion of stock of certain short-term notes payable) through the first quarter of year 2002. At that time, we expect to raise additional monies to fund our operation through the then foreseeable future.

In the next twelve months, we plan to further develop applications of our current sensor technology for us in both medical and non-medical applications. We do not expect to incur any significant liabilities for equipment, real estate or leasehold improvements during this period nor do we plan to significantly increase or decrease our current number of employees.

Results of Operations

Comparison of six months ended June 30, 2001 to six months ended June 30, 2000

The Company suspended sales and support activities of the SensiCath System in January 1999 to concentrate its efforts and resources on the development of the CapnoProbe Sensor System. Accordingly, the Company did not generate any sales in the first half of 2001 or the first half of 2000. Personnel, equipment and facility costs formerly utilized in the production of the SensiCath product have been applied fully towards development of the CapnoProbe Sensor System. Accordingly, there are no costs of products sold for either the first half of 2001 or of the first half of 2000.

Research and Development costs for the six month period ended June 30, 2001 decreased $463,498 to $1,017,386 from $1,480,884 for the six month period ended June 30, 2000. Research and development spending in the first and second quarters of 2000 included one time costs for material purchases, contract engineering, clinical research, consulting and other miscellaneous items related to CapnoProbe Sensor System development. These nonrecurring costs plus lower personnel levels and expirations of equipment leases and depreciation combined to reduce research and development costs from 2000 to 2001. Research and development efforts during the first half of the year were directed towards additional enhancements related to the CapnoProbe Sensor System and other potential applications of the Company's proprietary technology. Under the July 1998 license agreement with ICCM, the Company expects to pay $300,000 in minimum royalties in 2001 and $400,000 in minimum royalty in 2002 through 2005. The minimum royalty payments will be recorded as research and development expenses because no significant CapnoProbe Sensor System sales are anticipated in 2001. The Company is obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe Sensor System. Research and development costs are expected to continue at this level for the foreseeable future.

Selling, general and administrative expenses for the six months ended June 30, 2001 decreased $139,999 or 26% to $407,751 from $547,750 for the six months ended June 30, 2000. Selling, general and administrative expenses in the first half of 2000 included one-time costs for the prosecution of an arbitration proceeding. This nonrecurring cost plus lower personnel, insurance and other expense levels, (not withstanding the second quarter impact of non-cash expenses described above) combined to reduce selling, general and administrative expenses for the first half of 2001 as compared to the same periods in 2000. The Company expects selling, general and administrative expenses to remain at the first and second quarter levels for the balance of 2001, not including expenses which might result from its activities in securing a corporate merger, distribution partner or sale of a portion or all of the Company's assets. Selling, general and administrative expenses consist primarily of the cost of ongoing administrative activities and costs of maintaining the Company's public status.

Excluding a first quarter 2000 accounting charge of $1,400,000 and second quarter 2001 accounting charge of $187,000 described below under "Liquidity and Capital Resources", interest expense for the six month period ended June 30, 2001 decreased $23,850 to $26,589 from $50,439 for the six month period ended June 30, 2000. The decrease is the result of capitalized leases having expired in 2000.

Interest income for the six month period ended June 30, 2001 decreased $25,236 to $604 from $25,840 for the six month period ended June 30, 2000. The decrease in interest income in the second half of 2001 is due to declining cash balances. The Company expects interest income to continue at its current level for the foreseeable future.

Other income/expense included a first quarter of 2000 expense of $200,000 to settle an arbitration proceeding while the first quarter of 2001 included income of $95,345 from state sales tax refunds. Except for these two items, other expense and income items for the six month periods ended June 30, 2000 and June 30, 2001 were insignificant.

Since its inception, the Company has experienced significant operating losses. The Company incurred a net loss of $1,541,342 for the six-months ended June 30, 2001, compared to a net loss of $3,653,978 for the six months ended June 30, 2000. As of June 30, 2001, the Company had an accumulated deficit of $72,994,846. The Company anticipates that its operating losses will continue for the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See "Certain Important Factors".

Comparison of fiscal years ended December 31, 2000 and 1999

Net sales were zero in 2000 as compared to $134,131 in 1999. The decrease in sales is the result of the Company's suspension of direct sales and support activities of the SensiCath System in January 1999. Net sales for 1999 consisted of development fees and sales of SensiCath sensors to existing customers, less OpticalCAM product returns. No new customer sales were made during 1999. The Company does not expect any sales of the SensiCath System in the future.

Cost of products sold was zero in 2000 as compared to $2,045,183 in 1999. Personnel, equipment and facility costs formerly utilized in the production of the SensiCath product have been applied fully towards development of the CapnoProbe product. Accordingly, beginning in 2000 these costs were reclassified as research and development activities. The total amount reclassified was $694,496.

Research and development costs for 2000 decreased $299,721 to $2,815,354 or 10% from $3,115,075 in 1999. Research and development efforts during the year were directed towards product development and regulatory activities for the CapnoProbe. Research and development staffing was reduced by approximately 25% in the second quarter of 1999. These savings were offset partially by the reclassification to research and development of former manufacturing resources and related costs totaling $694,496 in 2000. Under the July 1998 license agreement with ICCM, the Company paid $300,000 in minimum royalties in 2000 and expects to pay $300,000 in minimum royalties in 2001. The minimum royalty payments paid in 2000 and in 1999 were recorded as research and development expenses because no CapnoProbe sales took place in 2000 or in 1999. Once significant sales occur, CapnoProbe royalties will be recorded as an offset to Net Sales. The Company is unable to project when significant sales will occur until such time as it has secured a distributor relationship for distribution of the CapnoProbe product. The Company is obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe. Research and development costs are expected to continue at this level for the foreseeable future.

Selling, general and administrative expenses in 2000 decreased $1,961,783 or 69% to $891,192 from $2,852,975 for 1999. Substantially all sales and marketing activities were suspended during the first quarter of 1999, accounting for the decrease from 1999. The Company expects selling, general and administrative expenses to continue at this level for the foreseeable future, not including expenses that might result from its activities in securing a corporate merger or sale of a portion or all of the Company. Selling, general and administrative expenses consist primarily of the cost of ongoing administrative activities and costs of maintaining the Company's public status. Selling, general and administrative expenses included non-cash compensation expense of $68,884 recognized in the third quarter of 2000 relating to variable accounting applicable to the Company's stock option plan. This expense was reversed in the fourth quarter as the market price as of December 31, 2000 was less than the exercise price of the re-priced options. Additional compensation charges could be recorded in future periods.

Interest expense in 2000 increased $1,390,599 to $1,474,308 from $83,709 in 1999.

Interest income in 2000 decreased $148,856 to $36,114 from $184,979 in 1999. The decrease in interest income in 2000 is due to declining cash balances.

Since its inception, the Company has experienced significant operating losses. The Company incurred a net loss of $5,302,178 for 2000, compared to a net loss of $7,785,276 for 1999. As of December 31, 2000, the Company had an accumulated deficit of $71,453,504. The Company anticipates that its operating losses will continue in the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See "Certain Important Factors."

Comparison of fiscal years ended December 31, 1999 and 1998

Net sales in 1999 decreased $884,733 or 87% to $134,131 from $1,018,864 in 1998.
The decrease in sales is the result of the Company's suspension of direct sales and support activities of the SensiCath System in January 1999. Net sales for 1999 consisted of development fees and sales of SensiCath sensors to existing customers, less OpticalCAM product returns. No new customer sales were made during 1999. Costs of products sold in 1999 decreased $860,383 or 30% to $2,045,183 from $2,905,566 in 1998. The decreased cost of products sold for 1999 was directly related to the suspension of SensiCath production in January 1999. Costs of products sold for 1999 included approximately $400,000 in fourth quarter write-offs of SensiCath production tooling, equipment and inventories.

Research and development costs for 1999 decreased $1,132,954 or 27% to $3,115,075 from $4,248,029 in 1998. The decrease for 1999 is due primarily to a reduction in research and development staffing of approximately 25% in the first quarter of 1999. Research and development efforts during 1999 were directed towards product development and regulatory activities for the CapnoProbe product. Under the July 1998 license agreement with ICCM, the Company paid $300,000 in minimum royalties in 1999. The minimum royalty payments paid in 1999 were recorded as research and development expenses because no CapnoProbe sales took place in 1999.

Selling, general and administrative expenses in 1999 decreased $3,431,929 or 55% to $2,852,975 from $6,284,904 in 1998. Substantially all sales and marketing activities were suspended during the first quarter of 1999, accounting for the decrease from 1998. Selling, general and administrative expenses consist primarily of the cost of CapnoProbe marketing clinical activities, ongoing administrative activities and costs of maintaining the Company's public status.

Net interest income in 1999 decreased $527,074 to $101,270 from $628,344 in 1998. The decrease in net interest income in 1999 is due to declining cash balances.

Liquidity and Capital Resources

To date, the Company has financed its operations primarily through the sale of equity and debt securities. From inception through December 31, 1995, the Company raised net proceeds of $30,400,000 from private equity financings and stock option exercises. In the first quarter of 1996, the Company completed an initial public offering of 2,875,000 shares of Common Stock. The net proceeds to the Company from the public offering were approximately $33,916,000. In January 1998, the Company sold 441,203 shares of Common Stock to Instrumentation Laboratory, which represented 4.99% of the Company's outstanding Common Stock following completion of the transaction, at a price of $5.00 per share (which is equal to the closing market price on the date before signing of the agreement) for a total price of $2,206,015.

On March 10, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. The $700,000 principal amount of notes held by Circle F Ventures and its affiliates were due on March 10, 2001, although they have indicated that they do not intend to call their notes. The $700,000 note held by Special Situations Fund III will convert into units at a conversion price equal to $25,000 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.50 per share. The $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates are convertible, at the option of holders, into units at a conversion price equal to $12,500 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.25 per share. The conversion price of the notes and exercise price of the warrants held by Circle F Ventures and its affiliates is subject to reduction if the Company sells equity securities (subject to various exceptions) at a common stock equivalent per share price of less than $.25.

Under FASB reporting rules the Company is required to recognize as interest expense the "Intrinsic value of a beneficial conversion feature embedded in a convertible security", i.e. the difference between the market price and the conversion price. The Company's share price as listed on the Nasdaq Stock Market on March 10, 2000 was $3.53 and the conversion price in the Investment Agreement was $1.00. The recognizable interest expense was limited to the proceeds of the convertible security or $1,400,000. Accordingly the Company recognized $1,400,000 as interest expense in the first quarter of 2000 with a corresponding addition to additional paid in capital.

On August 10, 2000, the Company entered into the Securities Purchase Agreement pursuant to which the Company agreed to issue, and Circle F Ventures agreed to purchase upon request of the Company, up to

4,333,334 shares of the Company's Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Company sold 1,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A Preferred Stock to Circle F Ventures at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.25 per share for a total of $500,000 on December 28, 2000. The sale of the shares of Series A Preferred Stock under the Securities Purchase Agreement caused the conversion price of the convertible promissory note held by Circle F Ventures to be reduced to $12,500 per unit and the exercise price of the warrants issuable to Circle F Ventures to be reduced to $.25 per share. The terms of the Securities Purchase Agreement also provide for all options held by current employees and directors of the Company to be reduced to the weighted average price at which Circle F Ventures purchased Series A Preferred Stock. Such reduction resulted in the option plan being subject to variable accounting rules and $68,884 of compensation expense was recorded in the third quarter of 2000. This expense was reversed in the fourth quarter of 2000 as the market price as of December 31, 2000 was less than the exercise price of the re-priced options. Compensation expense of $56,119 was recorded in the first quarter of 2001 and then revised to $0 in the second quarter of 2001 due to a decrease in stock price. Additional compensation charges could be recorded in future periods.

Between March 8, 2001 and April 19, 2001, the Company entered into Bridge Loan Agreements with Circle F Ventures under which Circle F Ventures loaned the Company $335,000 pursuant to a series of one year convertible promissory notes. The notes became convertible on April 30, 2001, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share.

On July 26, 2001, the Company entered into a Bridge Loan Agreement, which is effective as of May 1, 2001, with Circle F Ventures under which Circle F Ventures and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund the Company's operations. The advances are evidenced by a convertible promissory note in the maximum principal amount of $1,500,000, and the note is payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advances under the Bridge Loan Agreement are convertible, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share anytime after July 26, 2001, except that any advances made within the 30 day period preceding a private placement of equity financing are convertible at the price of the financing. To date, Circle F and its affiliates have advanced $1,154,000 to the Company under this note.

The Company's cash and cash equivalents were $50,595 and $492,982 at June 30, 2001 and December 31, 2000, respectively. The decrease in the Company's cash balance is due to the operating losses described above offset partially by $878,000 received upon issuance of convertible promissory notes. The Company incurred cash expenditures of $1,248,119 for operations, $70,723 for payments on lease obligations and $2,592 for capital expenditures in the first half of 2001.

The Company is currently dependent on loans from its largest investor, Circle F Ventures, to continue its operations. The Company is in the process of raising additional funds through equity infusions and through technology development fees. There can be no assurance, however, that the Company will be able to obtain additional loans, equity funding or development fees. If the Company is unable to obtain additional financing and revenues when needed, it will likely be forced to cease operations.

                                   BUSINESS

General

Since October 1998, we have been focusing our resources on development and commercialization of the CapnoProbe Sensor System, which is a handheld device with a carbon dioxide ("CO2") probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue CO2 of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

In December 2000, we received 510(k) clearance from the FDA to market the CapnoProbe Sensor System. The CapnoProbe Sensor System includes a disposable sensor and a bench top instrument. In April 2001, we received 510(k) clearance from the FDA to market a hand held battery operated version of the bench top instrument.

On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, which is expected to last approximately one year, while Nellcor establishes its own manufacturing operations.

On March 10, 2000, we issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. The $700,000 principal amount of notes held by Circle F Ventures and its affiliates were due on March 10, 2001, although they have indicated that they do not intend to call their notes. The $700,000 note held by Special Situations Fund III will convert into units at a conversion price equal to $25,000 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.50 per share. The $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates are convertible, at the option of holders, into units at a conversion price equal to $12,500 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.25 per share. The conversion price of the notes and exercise price of the warrants held by Circle F Ventures and its affiliates is subject to reduction if we sell equity securities (subject to various exceptions) at a common stock equivalent per share price of less than $.25.

On August 10, 2000, we entered into the Securities Purchase Agreement pursuant to which we agreed to issue, and Circle F Ventures agreed to purchase upon our request, up to 4,333,334 shares of our Series A Preferred Stock for an aggregate purchase price of $1,500,000. We sold 1,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A Preferred Stock to Circle F Ventures at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.25 per share for a total of $500,000 on December 28, 2000. The sale of the shares of Series A Preferred Stock under the Securities Purchase Agreement caused the conversion price of the convertible promissory note held by Circle F Ventures to be reduced to $12,500 per unit and the exercise price of the warrants issuable to Circle F Ventures to be reduced to $.25 per share. The terms of the Securities Purchase

Agreement also provide for all options held by our current employees and directors to be reduced to the weighted average price at which Circle F Ventures purchases Series A Preferred Stock.

Between March 8, 2001 and April 19, 2001, the Company entered into Bridge Loan Agreements with Circle F Ventures under which Circle F Ventures loaned the Company $335,000 pursuant to a series of one year convertible promissory notes. The notes became convertible on April 30, 2001, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share.

On July 26, 2001, the Company entered into a Bridge Loan Agreement, which is effective as of May 1, 2001, with Circle F Ventures under which Circle F Ventures and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund the Company's operations. The advances are evidenced by a convertible promissory note in the maximum principal amount of $1,500,000, and the note is payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advances under the Bridge Loan Agreement are convertible, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share anytime after July 26, 2001, except that any advances made within the 30 day period preceding a private placement of equity financing are convertible at the price of the financing. To date, Circle F and its affiliates have advanced $1,154,000 to the Company under this note.

The CapnoProbe

The CapnoProbe is a handheld device with a CO2 probe that is slipped under the tongue like a thermometer that non-invasively measures the tissue CO2 of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal, as in compensated shock cases. According to the Wilkerson Group, a leading market research organization, the U.S. market potential for the CapnoProbe is more than $300 million in the emergency department and intensive care markets alone. The CapnoProbe's disposable CO2 probe is self-calibrating and is planned to provide CO2 readings in approximately one minute. One CapnoProbe sensor will be used on one patient for a single measurement. Multiple measurements would be made depending on the severity of the patient's state and response to therapy. The CapnoProbe instrument will be portable, rugged and battery operated. We are using its proven designs from its existing OpticalCAM blood analyte monitor and the CO2 component of its SensiCath blood gas sensor to reduce technical risk in the program and to speed development to market. No new research is required for the product and all milestones to commercialization are engineering related. Prototype versions of the CapnoProbe system are currently being evaluated at clinical sites in the United States. In December 2000, we received 510(k) clearance from the FDA to market the CapnoProbe.

Sales and Marketing

In January 1999, we suspended sales activity of the SensiCath System and reduced expenses and personnel (including sales and marketing personnel) in order to concentrate our resources on the CapnoProbe. We do not maintain any sales or marketing personnel and do not expect any sales of the SensiCath System in the future. On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, which is expected to last approximately one year, while Nellcor establishes its own manufacturing operations.

Research and Development

Our research and development staff is currently focusing on the design and development of the CapnoProbe technology. There can be no assurance that we will be able to successfully develop the CapnoProbe product on a timely basis or at all. Our research and development expenses for the fiscal years ended December 31, 2000, 1999, and 1998 were $2,815,354, $3,115,075 and $4,248,029, respectively. We anticipate that we will continue to spend significant amounts on research and development activities for the foreseeable future.

Manufacturing and Supply

We used to manufacture the SensiCath Sensor at our facility in Minneapolis, Minnesota, which includes approximately 4,000 square feet of manufacturing space. The FDA conducted a scheduled good manufacturing practices inspection of our manufacturing facility in November 1997, and we passed the inspection. Our manufacturing facility is ISO 9001 compliant. On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe(TM) product. We also entered into a supply agreement with Nellcor under which we will manufacture the CapnoProbe for Nellcor for a transition period, which is expected to last approximately one year, while Nellcor establishes its own manufacturing operations.

We have not yet established commercial manufacturing for the CapnoProbe.

Competition

Competition in the medical device industry in general is intense and expected to increase. To our knowledge, however, there are no commercially available products that would be directly competitive with the CapnoProbe. The CapnoProbe would indirectly compete with the Datex-Ohmeda (Instrumentariun Corporation) TONOCAP system. This product measures CO2 in the tissue of the stomach wall as an indicator of shock and has only recently been introduced to critical care medicine. The TONOCAP system requires placement of a balloon catheter into the stomach and measures air or saline from the balloon at regular intervals. However, the administration of a histamine-2 receptor (e.g., Tagamet) and a stomach free of food are required for accurate measurements, making the TONOCAP a difficult product to use in emergency situations where it is most needed. Even with its limitations, there is a growing body of literature that reinforces the importance of measuring gastrointestinal CO2 as a method of diagnosing shock since there is evidence that if elevated CO2 cannot be reversed within six to 24 hours, aggressive treatment will not be effective.

We believe that the principal competitive factors for our CapnoProbe will be accuracy, rapid results, cost-effectiveness and price. Our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than we do. There can be no assurance that the our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for the CapnoProbe.

Patents and Proprietary Rights

We seek to protect technology, inventions and improvements that we consider important through the use of patents and trade secrets. We currently hold or have a license to practice 27 U.S. patents covering our opto-electronic technology, seven of which are specifically related to the CapnoProbe, and have filed a number of patent applications in the United States, Japan and key European countries. There can be no assurance, however, that our patents will provide competitive advantages for our products, or that such rights will not be challenged or circumvented by competitors. In addition, there can be no assurance that any patents covered under any pending patent applications will be issued. Claims made under patent applications may be denied or significantly narrowed and the issued patents, if any, may not provide significant commercial protection to us. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could result in adverse decisions as to the priority of our inventions.

In July 1998, we entered into a patent license agreement with Institute of Critical Care Medicine ("ICCM"), which provides us with the exclusive, worldwide right under ICCM's pending and issued patents to use our technology to assess tissue perfusion under the tongue (sublingually) and in the esophagus to aid in the diagnosis and monitoring of shock. The CapnoProbe product being developed by us is expected to be subject to royalties under the license agreement. We are obligated to pay ICCM a minimum annual royalty of $400,000 through 2005 in order to maintain exclusivity. We may elect, on one years' written notice, not to make the annual minimum royalty payment of $400,000, but ICCM would have the right to terminate the license agreement. We are obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe. We are also obligated to meet certain product development milestones under the license agreement.

While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that we do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect our business, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production. Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

We have the following trademarks: SensiCath(R),OpticalCAM(TM), and CapnoProbe(TM).

Government Regulation

Our products, development activities and manufacturing processes are subject to regulation by numerous governmental authorities, principally the United States Food and Drug Administration ("FDA") and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto, including the Safe Medical Devices Act of 1990. We are subject to the standards and procedures respecting manufacture and marketing of medical devices contained in the Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder and is subject to inspection by the FDA for compliance with such standards and procedures. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

In the United States, medical devices are classified into one of three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to good manufacturing practices) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). In general, class III devices (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to a legally marketed device), in addition to being subject to general and special controls, must receive premarket approval ("PMA") by the FDA to ensure their safety and effectiveness.

Before a new or significantly modified device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval of a PMA application. A 510(k) clearance will be granted if the proposed device is "substantially equivalent" to a predicate device (i.e., a legally marketed class I or class II medical device, or a class III medical device for which the FDA has not called for the submission of a PMA application). Commercial distribution of a device for which a 510(k) notification is required can begin only after the FDA issues a written determination that the device is "substantially equivalent" to a predicate device. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a class III device for which the FDA has called for a PMA application. Certain class III devices that were on the market before May 28, 1976 ("preamendments class III devices"), and devices that are substantially equivalent to them, can be brought to market through the 510(k) process until the FDA calls for the submission of PMA applications for preamendments class III devices. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date the PMA is submitted to the FDA, if approval is obtained at all.

We have received 510(k) clearance to market the SensiCath System and the OpticalCAM monitor from the FDA. In December 2000, we received 510(k) clearance from the FDA to market CapnoProbe.

We are also subject to regulation in each of the foreign countries in which we sell our products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our products in such countries are similar to those of the FDA. The national health or social security organizations of certain of such countries require our products to be qualified before they can be marketed in those countries. Delays in receipt of, or a failure to receive such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on our business. To date, we have not experienced significant difficulty in complying with these regulations. In February 1997, we received the European Medical Devices Directorate ("MDD") approval to place the "CE" mark on our products. The CE mark enables our products to be marketed, sold and used throughout the European Union, subject to limited "safeguard" powers of member states.

We are subject to periodic inspections by the FDA, which is charged with auditing our compliance with good manufacturing practices ("GMP") established by the FDA and other applicable government standards. We are also subject to inspections by the MDD and other European regulatory agencies. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. We believe that our manufacturing and quality control procedures are in compliance with the requirements of the FDA and MDD regulations. Our manufacturing facilities and processes are also subject to periodic inspection and review by its Notified Body in conjunction with our ISO 9001 certification. Failure to maintain GMP and ISO 9001 certifications could have a material adverse effect on our business.

Employees

As of October 1, 2001, we had 16 full-time. No employees are covered by collective bargaining agreements, and we considers our relationship with our employees to be good.

Properties

Our facilities are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota, and consist of approximately 18,300 square feet. We lease these facilities pursuant to a lease that expires on May 31, 2002. The lease provides for rent of approximately $18,600 per month, including base rent and a pro rata share of operating expenses and real estate taxes. We believe we will be able to renew this lease if necessary.

Legal Proceedings

There are no material pending or threatened legal, governmental, administrative or other proceedings to which the Company is a party or of which any of its property is subject.

                                  MANAGEMENT

The executive officers and directors of the Company, their ages and the offices held, as of September 30, 2001, are as follows:

       Name                 Age                      Title
---------------------    ----------  -----------------------------------------
Paulita M. LaPlante          43      President, Chief Executive Officer and
                                     Director

Wesley G. Peterson           53      Chief Financial Officer, Vice President of
                                     Finance and Administration and Secretary

Victor Kimball               37      Vice President, Strategic Planning and
                                     Product Development

Richard B. Egen              62      Director

Demetre M. Nicoloff, M.D.    67      Director

Charles D. Snead, Jr.        68      Director


Paulita M. LaPlante has been the President and a Director of the Company since September 1998 and Chief Executive Officer of the Company since December 1998. From June 1994 to September 1998, Ms. LaPlante served as the Company's Vice President of Worldwide Sales, Marketing and Business Development and was Director of Marketing and Business Development from April 1992 to June 1994. She also served as the Company's interim Vice President of Research and Development from January 1994 to September 1994.

Wesley G. Peterson has been the Company's Chief Financial Officer since January 1992, Vice President of Finance and Administration since June 1994 and Secretary since July 1992. He was also Director of Finance and Administration from January 1992 to June 1994.

Victor Kimball has been the Company's Vice President, Strategic Planning and Product Development since December 1998. From June 1997 to October 1998, Mr. Kimball was Director of Engineering and Business Development and from January 1995 to June 1997, he was Director of Engineering. From June 1992 to January 1995 he was Engineering Manager of the Company.

Richard B. Egen has been a Director of the Company since June 1997. Mr. Egen is the President and Chief Executive Officer of NephRx Corporation, a biotechnology company formed to commercialize kidney growth factor technology developed at the University of Chicago. From January 1996 to December 1996, Mr. Egen served as a consultant to Baxter International, Inc. ("Baxter") and Nestle, S.A. ("Nestle") for clinical nutrition and start up medical companies. From January 1989 to December 1995, he served as President and Chief Executive Officer of Clintec International, Inc., a joint venture between Baxter and Nestle that develops, manufactures, markets and distributes clinical nutrition solutions and formulations. Prior to joining Clintec International, Inc., Mr. Egen served in several positions at Baxter, including Senior Vice President and a member of Baxter's Senior Management Committee. Mr. Egen is Chairman of the Board of Directors of Aksys, Ltd.

Demetre M. Nicoloff, M.D. has been a Director of the Company since July 1989. Dr. Nicoloff has been a cardiac surgeon for more than 15 years, and is presently a Senior Partner of Cardiac Surgical Associates with practices at the Minneapolis Heart Institute and the St. Paul Heart and Lung Institute. Dr. Nicoloff is a member of the Board of Directors of Applied Biometrics, Inc. and Jundt Associates Funds.

Charles D. Snead, Jr. has been a Director of the Company since June 2000. Mr. Snead is an attorney and has served in various legal, executive, and board of director positions in several New York and Nasdaq stock exchange listed companies over a period of 30 years. Since early 1996, Mr. Snead has served as a consultant and attorney for Circle F Ventures, LLC and Hayden R. Fleming and their affiliates and related companies.

Board Committees

The Board has established an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of the Company, and reviews the annual financial statements of the Company, the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers the Company's stock option plans, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible key employees, officers, directors and consultants of the Company, and the Company's Employee Stock Purchase Plan, pursuant to which employees of the Company may purchase shares of Common Stock directly from the Company on favorable terms through payroll deductions.

Director Compensation

Directors of the Company receive no cash compensation for their services as members of the Board of Directors, although their out-of-pocket expenses incurred on behalf of the Company are reimbursed. We do, however, periodically compensate our directors through the granting of stock options.

On April 15, 1999, each director who is not an employee of the Company was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $1.25 per share, the fair market value of the Company's Common Stock on that date. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant, and expire on April 14, 2009.

On July 26, 2001, each director who is not an employee of the Company was granted an option to purchase 68,607 shares of Common Stock at an exercise price of $0.375 per share. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant, and expire July 25, 2011. Additionally, two separate milestone grants were made. Under the first milestone grant, each director who is not an employee of the Company was granted a non-statutory stock option under the Plan to purchase 50,143 shares of Common Stock at an exercise price of $.375 per share. These options become exercisable, on a cumulative basis, with respect to (a) 25% of the shares covered by such option on the first anniversary date of these resolutions or upon the signing of an agreement between the Company and a major medical company for the distribution of the Company's CapnoProbe product, whichever is later; (b) 25% of the shares covered by such option on the second anniversary date of these resolutions or upon the signing of an agreement between the Company and a major medical company for the distribution of the Company's CapnoProbe product, whichever is later; (c) 25% of the shares covered by such option on the third anniversary date of these resolutions or upon the signing of an agreement between the Company and a major medical company for the distribution of the Company's CapnoProbe product, whichever is later; and (d) all remaining shares covered by such option, to the extent not previously vested, on the fourth anniversary date of these resolutions, whether or not the Company has signed an agreement with a major medical company for the distribution of the Company's CapnoProbe product, and expire July 25, 2011. Under the second milestone grant, each director who is not an employee of the Company was granted a non-statutory stock option under the Plan to purchase 50,143 shares of Common Stock at an exercise price of $.375 per share. These options become exercisable, on a cumulative basis, with respect to (a) 25% of the shares covered by such option on the first anniversary date of these resolutions or upon completion by the Company of an equity financing resulting in gross proceeds to the Company of at least $2 million, whichever is later; (b) 25% of the shares covered by such option on the second anniversary date of these resolutions or upon completion by the Company of an equity financing resulting in gross proceeds to the Company of at least $2 million, whichever is later; (c) 25% of the shares covered by such option on the third anniversary date of these resolutions or upon completion by the Company of an equity financing resulting in gross proceeds to the Company of at least $2 million, whichever is later; and (d) all remaining shares covered by such option, to the extent not previously vested, on the fourth anniversary date of these resolutions, whether or not the Company has completed an equity financing resulting in gross proceeds to the Company of at least $2 million, and expire July 25, 2011.

Executive Compensation

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's Chief Executive Officer and those executive officers of the Company who received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2000 (the "Named Executive Officers").

                                                 Summary Compensation Table

                                                                       Annual                 Long-Term
                                                                    Compensation             Compensation
                                                              -----------------------        ------------
                                                                                              Securities
                                                                                              Underlying
Name and Principal Position                          Year     Salary($)      Bonus($)         Options(#)
---------------------------                          ----     ---------      --------         ----------
Paulita M. LaPlante                                  2000    $   180,000   $        0          381,993(1)
President and Chief Executive Officer                1999        186,923            0                0
                                                     1998        136,885       75,000          553,889(2)

Victor Kimball                                       2000    $   123,599            0          171,158(3)
Vice President, Strategic Planning and               1999        127,819            0                0
Product Development                                  1998         96,170            0           74,889(4)

Wesley G. Peterson                                   2000    $   110,000            0          168,158(5)
Chief Financial Officer, Vice President of           1999        104,980            0                0
Finance and Administration and Secretary             1998         97,000            0           53,044(6)

-------------------------

(1) Of these options, an aggregate of 42,618 shares represented options originally granted on August 11, 2000 that were repriced on August 18, 2000. The remaining 377,777 shares represented options originally granted prior to 2000 that were repriced on August 18, 2000.

(2) Of these options, an aggregate of 265,000 shares represented options originally granted in March 1998 and September 1998, respectively, that were canceled and reissued in November 1998. The remaining 23,889 shares represented options originally granted prior to 1998 that were canceled and reissued in November 1998.

(3) Of these options, an aggregate of 98,936 shares represented options originally granted on August 11, 2000 that were repriced on August 18, 2000. The remaining 72,222 shares represented options originally granted prior to 2000 that were repriced on August 18, 2000.

(4) Of these options, 10,000 shares represented options originally granted in March 1998 that were canceled and reissued in November 1998, and 4,889 shares represented options originally granted prior to 1998 that were canceled and reissued in November 1998.

(5) Of these options, an aggregate of 76,225 shares represented options originally granted on August 11, 2000 that were repriced on August 18, 2000. The remaining 91,933 shares represented options originally granted prior to 2000 that were repriced on August 18, 2000.

(6) Of these options, 40,000 shares represented options originally granted in March 1998 that were canceled and reissued in November 1998, and 13,044 shares represented options originally granted prior to 1998 that were canceled and reissued in November 1998.

Option Grants and Exercises

The following tables summarize option grants and exercises during the year ended December 31, 2000 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at December 31, 2000.

                       Option Grants in Last Fiscal Year


                                                     Individual Grants (1)
                                  -----------------------------------------------------------
                                                        Percent of
                                                           Total
                                       Number of          Options
                                      Securities        Granted to     Exercise
                                      Underlying         Employees      or Base
                                        Options          in Fiscal       Price    Expiration
             Name                     Granted (#)          Year         ($/Sh)       Date
------------------------------    ------------------  --------------- ----------- -----------
Paulita M. LaPlante............         42,618 (2)          2.2%          $.50      8/11/10
                                        42,618 (2)          2.2          .3462      8/11/10
                                        88,888 (3)          4.6          .3462      8/02/05
                                       211,870 (3)         10.9          .3462      3/31/08
                                        77,019 (3)          4.0          .3462      3/31/08

Victor Kimball.................         98,936 (2)          5.1%          $.50      8/11/10
                                        98,936 (2)          5.1          .3462      8/11/10
                                         4,333 (3)          0.2          .3462      8/02/05
                                         4,889 (3)          0.3          .3462      3/31/08
                                        10,000 (3)          0.5          .3462      3/31/08
                                        50,000 (3)          2.6          .3462     11/06/08

Wesley G. Peterson.............         76,225 (2)          3.9%          $.50      8/11/10
                                        76,225 (2)          3.9          .3462      8/11/10
                                        38,889 (3)          2.0          .3462      8/02/05
                                        40,000 (3)          2.1          .3462      3/31/08
                                        13,044 (3)          0.7          .3462      3/31/08

_______________________

(1) All of the options granted to executives were granted under the Company's 1993 Stock Option Plan. The foregoing options generally become exercisable at the rate of 25% of the number of shares covered by such option on each of the first four anniversary dates of the grant of such option, so long as the executive remains employed by the Company or one of its subsidiaries. However, options granted in November 1998 pursuant to the employee repricing program vest beginning on May 6, 1999 at the same dates as the corresponding option that was replaced. To the extent not already exercisable, options under the plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their term. See "Executive Compensation and Other Benefits--Change in Control Arrangements."

(2) This option was granted in August 2000 with an exercise price of $.50, which was subsequently reduced to $.3462. See "Board Report on Repricing of Options."

(3) This option was originally granted prior to 2000 and was repriced in 2000. See "Board Report on Repricing of Options."

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Values

The following table summarizes the number and value of options held by each of the executive officers named in the Summary Compensation Table at December 31, 2000.

                                             Number of Securities                    Value of Unexercised
                                            Underlying Unexercised                   In-the-Money Options
                                         Options at December 31, 2000              at December 31, 2000(1)
                                    ------------------------------------    ------------------------------------
Name                                   Exercisable        Unexercisable        Exercisable        Unexercisable
--------------------------------    ------------------ -----------------    ----------------  ------------------
Paulita M. LaPlante                       241,527             178,868       $       0          $          0
Victor Kimball                             38,722             129,436               0                     0
Wesley G. Peterson                         70,183              97,975               0                     0

------------------------

(1) Value based on the difference between the fair market value of the Common Stock on December 31, 2000 of $.344 and the exercise price of the options. Options are in-the-money if the market price of the shares exceeds the option exercise price.

Repricing of Options

On August 18, 2000, the Board of Directors of the Company approved an amendment to the exercise price of all stock options held by all current employees, including executive officers, and current directors. Prior to the amendment, these options had exercise prices ranging from $9.00 to $.90 per share. The exercise price of all amended stock options was reduced to the weighted average per share price paid by Circle F Ventures for Series A Preferred Stock pursuant to the Securities Purchase Agreement, dated August 10, 2000, between the Company and Circle F Ventures. See "Certain Relationship and Related Transactions" for a description of this financing transaction. The Board of Directors believed that repricing the options was critical to retaining the Company's employees and directors, particularly in light of the fact that the Company was required to sell Series A Preferred Stock at prices ranging from $.25 per share to $.50 per share under the Securities Purchase Agreement in order to continue operations. In addition, the Company is continuing to explore strategic alternatives, including joint ventures, corporate strategic alliances, sale of the business or product lines, or other business combinations. The Board believes that providing employees with the opportunity to benefit from an increase in the equity value of the Company is a critical factor in executing the Company's strategic objectives.

The following table sets forth certain information regarding the repricing of options held by the Company's executive officers during the last ten fiscal years.

                           Ten-Year Option Repricings

                                       Securities    Market Price of                                    Length of
                                       Underlying        Stock At                                    Original Option
                                        Number of        Time of                                          Term
                                         Options       Repricing or    Exercise Price      New          Remaining
                                       Repriced or    Amendment ($)      At Time of      Exercise       At Date of
          Name               Date      Amended (#)    -------------     Repricing or    Price ($)      Repricing or
          ----               ----      -----------                      Amendment ($)   ---------        Amendment
                                                                        -------------                ---------------
Paulita M. LaPlante        8/18/00        42,618         $.5938               $.50        $.3462       120 months
                           8/18/00        88,888          .5938                .90         .3462        60 months
                           8/18/00       211,870          .5938             1.6875         .3462        92 months
                           8/18/00        77,019          .5938             1.6875         .3462        92 months
                           11/6/98       200,000         1.6875             1.6875         2.375       118 Months
                           11/6/98        65,000         1.6875              5.125        1.6875       112 months
                           11/6/98        15,000         1.6875              4.875        1.6875       103 months
                           11/6/98         8,889         1.6875              6.000        1.6875        94 months

Victor Kimball             8/18/00        98,936         $.5938               $.50        $.3462       120 months
                           8/18/00         4,333          .5938                .90         .3462        60 months
                           8/18/00         4,889          .5938             1.6875         .3462        92 months
                           8/18/00        10,000          .5938             1.6875         .3462        92 months
                           8/18/00        50,000         1.6875             1.6875         .3462        99 months
                           11/6/98        10,000         1.6875              5.125        1.6875       112 months
                           11/6/98         2,000         1.6875              4.875        1.6875       103 months
                           11/6/98         2,889         1.6875              6.000        1.6875        94 months

Wesley G. Peterson         8/18/00        76,225         $.5938               $.50        $.3462       120 months
                           8/18/00        38,889          .5938                .90         .3462        60 months
                           8/18/00        40,000          .5938             1.6875         .3462        92 months
                           8/18/00        13,044          .5938             1.6875         .3462        92 months
                           11/6/98        40,000         1.6875              5.125        1.6875       112 months
                           11/6/98         7,000         1.6875              4.875        1.6875       103 months
                           11/6/98         6,044         1.6875              6.000        1.6875        94 months


Change in Control Arrangements

In August 1999, the Company's Board of Directors approved three new severance pay plans for its employees, including a severance pay plan (the "Severance Pay Plan") for the Company's executive officers (the "Executives"). All of the Company's executive officers are covered by the Severance Pay Plan. The Severance Pay Plan, as amended, provides for the payment of certain benefits to Executives of the Company who experience a "Qualifying Termination of Employment."

A "Qualifying Termination of Employment" occurs if and only if:

          . The Company terminates the Executive's employment, before or after a Change in Control, for any reason except "cause," death or disability, or

          . The Executive terminates his or her employment either (1) prior to a Change in Control if his or her termination was a condition of the Change in Control or was requested or insisted upon by an unrelated person involved with the Change in Control or (2) during the 12 months after the Change in Control due to any of the following reasons:

              . A change in the Executive's title, status, position, duties, authority or responsibilities as an employee of the Company in effect immediately prior to the Change in Control which in the Executive's reasonable judgment is material and adverse, other than a change caused by an insubstantial or inadvertent action that the Company promptly remedies after becoming aware of the change;

              . A reduction in the Executive's base pay or an adverse change in the form or timing of the payment of the base pay, as in effect immediately prior to the Change in Control or as thereafter increased;

              . Certain adverse changes to specified Company employee benefit plans;

              . Relocation of the Executive's place of work more than 30 miles from his or her work location immediately prior to the Change in Control;

              . The failure of the Company to obtain the assent of the Severance Pay Plan by an acquiror at least three days before a Change in Control occurs; or

              . Termination of employment with the Company for any reason other than death during the twelfth month following the month during which the Change in Control occurs.

If an Executive has a Qualifying Termination of Employment, he or she will continue to receive his or her regular pay and continue to participate in all employee benefit plans until the date of termination specified in the notice of termination. In addition, the Executive will receive the following:

     . A lump sum cash payment equal to 12 times the Executive's monthly base pay payable within 10 days after the date of termination;

     .    A "gross up" payment for any excise tax liability; and

     . Indemnification and expense advances for damages, costs and expenses incurred in connection with all matters relating to the Executive's service with or for the Company.

The Executive has no duty or obligation to seek or accept other employment in order to become or continue to be eligible for benefits under the Severance Pay Plan.

Before a Change in Control, the Company's Board of Directors may amend the Severance Pay Plan at any time and in any manner but the effective date of any amendment that adversely affects a participant must be at least one year after the amendment is approved by the Board of Directors. If a Change in Control occurs before an amendment becomes effective, the amendment automatically becomes null and void. On and after a Change in Control, the Severance Pay Plan may be amended only if the participant affected by the amendment consents to the amendment in writing.

The Board of Directors of the Company may terminate the Severance Pay Plan at any time subject to the following limitations:

   . Before a Change in Control, the effective date of the termination must be at least one year after the date on which the termination is approved by the board of directors; and

   . The Severance Pay Plan cannot be terminated, and no termination will become effective, during the 12 month period after a Change in Control.

Under the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), upon the occurrence of a "change in control," all outstanding options granted under the 1993 Plan will become and remain exercisable in full during their remaining terms regardless of whether the plan participants remain employees of the Company or a subsidiary. The acceleration of the exercisability of options under the 1993 Plan may be limited, however, if the acceleration would be subject to an excise tax imposed upon

"excess parachute payments." In addition, the Compensation Committee, with the consent of any affected participant, may determine that some or all of the participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately before the effective date of the change in control over the exercise price per share of the options.

Under the August 10, 2001 Investment Agreement between the Company and Circle F Ventures, the Board of Directors approved and Circle F Ventures agreed that upon a Change in Control, the Company's employees, in the aggregate, will be paid a bonus equal to (A) One Hundred Percent (100%) of the proceeds to the Company or its shareholders from the Change in Control transaction between Fifteen Million Dollars ($15,000,000) and Sixteen Million Dollars ($16,000,000) plus (B) Ten Percent (10%) of the proceeds to the Company or its shareholders from the Change in Control transaction between Sixteen Million Dollars ($16,000,000) and Twenty Million Dollars ($20,000,000).

Stock Option Plan

From time to time we grant options under our 1993 Stock Option Plan as amended. The option plan has been amended several times to increase the number of shares reserved for issuance. The option plan provides for the grant to employees, officers, directors, consultants and independent contractors of our company and our subsidiaries of options to purchase shares of common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options. This plan is administered by the Compensation Committee of our Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

We have reserved an aggregate of 4,500,000 shares of common stock for awards under the option plan. As of October 1, 2001, options to purchase an aggregate of 4,040,259 shares of common stock were outstanding under the option plan, of which 809,950 were fully vested, and a total of 459,741 shares of common stock remained available for grant. As of October 1, 2001, the outstanding options under the plan were exercisable at prices ranging from $0.3462 to $9.00 per share of common stock.

Incentive stock options granted under the plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or, if granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value). Non-statutory stock options granted under the plans may not have an exercise price less than 85% of fair market value on the date of grant. Aside from the maximum number of shares of common stock reserved under the plans, there is no minimum or maximum number of shares that may be subject to options under the plans. However, the aggregate fair market value of the stock subject to incentive stock options granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Options generally expire when the optionee's employment or other service is terminated with us. Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee. The term of each option, which is fixed by our Board of Directors at the time of grant, may not exceed five years from the date the option is granted if our common stock is then listed on the Canadian Venture Exchange and we have not been exempted from the Canadian Venture Exchange requirements in this regard (except that an incentive stock option may be exercisable only for 10 years and an incentive stock option granted to a person holding more than 10% of our voting stock may be exercisable only for five years regardless of the availability of such exemption).

The option plan contains provisions under which options would become fully exercisable following certain changes in control of our company, such as (1) the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us, (2) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company, (3) certain merger or business combination transactions, (4) more than 50% of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan, or (5) certain changes in the composition of our Board of Directors.

Payment of an option exercise price may be made in cash, or at the Compensation Committee's discretion, in whole or in part by tender of a broker exercise notice, a promissory note or previously acquired shares of our common stock having an aggregate fair market value on the date of exercise equal to the payment required.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 10, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. The $700,000 principal amount of notes held by Circle F Ventures and its affiliates were due on March 10, 2001, although they have indicated that they do not intend to call their notes. The $700,000 note held by Special Situations Fund III will convert into units at a conversion price equal to $25,000 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.50 per share. The $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates are convertible, at the option of holders, into units at a conversion price equal to $12,500 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.25 per share. The conversion price of the notes and exercise price of the warrants held by Circle F Ventures and its affiliates is subject to reduction if the Company sells equity securities (subject to various exceptions) at a common stock equivalent per share price of less than $.25.

On August 10, 2000, the Company entered into the Securities Purchase Agreement pursuant to which the Company agreed to issue, and Circle F Ventures agreed to purchase upon request of the Company, up to 4,333,334 shares of the Company's Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Company sold 1,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A Preferred Stock to Circle F Ventures at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.25 per share for a total of $500,000 on December 28, 2000. Accordingly, Circle F Ventures holds an aggregate of 4,333,334 shares of Series A Preferred Stock which were purchased from the Company at a weighted average price of $.346 per share. Each share of Series A Preferred Stock entitles the holder thereof to vote on all matters submitted to holders of Common Stock, and each shares of Preferred Stock has the number of votes equal to the number of shares of the Company's Common Stock into which it may be converted. Each share of Series A Preferred Stock is currently convertible into one share of Common Stock. The sale of the shares of Series A Preferred Stock under the Securities Purchase Agreement caused the conversion price of the convertible promissory note held by Circle F Ventures to be reduced to $12,500 per unit and the exercise price of the warrants issuable to Circle F Ventures to be reduced to $.25 per share. The terms of the Securities Purchase Agreement also provide for all options held by current employees and directors of the Company to be re-priced at the same average price at which Circle F Ventures purchases Series A Preferred Stock.

Between March 8, 2001 and April 19, 2001, the Company entered into Bridge Loan Agreements with Circle F Ventures under which Circle F Ventures loaned the Company $335,000 pursuant to a series of one year convertible promissory notes. The notes became convertible on April 30, 2001, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share.

On July 26, 2001, the Company entered into a Bridge Loan Agreement, which is effective as of May 1, 2001, with Circle F Ventures under which Circle F Ventures and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund the Company's operations. The advances are evidenced by a convertible promissory note in the maximum principal amount of $1,500,000, and the note is payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advances under the Bridge Loan Agreement are convertible, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share anytime after July 26, 2001, except that any advances made within the 30 day period preceding a private placement of equity financing are convertible at the price of the financing. To date, Circle F and its affiliates have advanced $1,154,000 to the Company under this note.

Charles D. Snead, Jr., who is a director of the Company, is a consultant and attorney for Circle F Ventures, LLC and Hayden R. Fleming and their affiliates and related companies.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On May 12, 2000, the Company's common stock ceased to be quoted on The Nasdaq National Market and was transferred to the Over-The-Counter ("OTC") Bulletin Board because the Company no longer met, and currently does not meet, standards for continued listing on The Nasdaq National Market or The Nasdaq SmallCap Market. The Common Stock currently trades in the OTC market on the NASD "Electronic Bulletin Board" under the symbol "OPSI.OB" The following table shows the high and low bid and asked prices of the Common Stock for the periods indicated as reported by Nasdaq through May 12, 2000 and by the OTC Bulletin Board, thereafter. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.


     1999:                                          High              Low
     First quarter                                $ 1.81           $ 1.03
     Second quarter                               $ 1.50           $ 0.75
     Third quarter                                $ 1.50           $ 0.88
     Fourth quarter                               $ 1.34           $ 0.50

     2000:
     First quarter                                $ 4.50           $ 0.63
     Second quarter                               $ 2.34           $ 0.50
     Third quarter                                $ 1.38           $ 0.50
     Fourth quarter                               $ 0.91           $ 0.06

     2001:
     First quarter                                $ 0.94           $ 0.25
     Second quarter                               $ 0.67           $ 0.29
     Third quarter (through October 1, 2001)      $ 0.90           $ 0.25

As of October 1, 2001, there were approximately 3,413 record holders of the Company's Common Stock.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of October 1, 2001 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading "Management" (3) each of our directors and
(4) all of our executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.

         Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

                                                                              Shares of Common Stock
                                                                               Beneficially Owned (1)
--------------------------------------------------------------     --------------------------------------------------
Name                                                                      Amount             Percent of Class (2)
--------------------------------------------------------------     --------------------------------------------------
Circle F Ventures, LLC and Hayden R. Fleming (3)..............           14,020,706                61.6%

Special Situations Funds (4)..................................            1,750,000                16.3%

Norwest Venture Capital (5)...................................              820,058                 9.1%

Richard B. Egen (6)...........................................               41,000                   *

Paulita M. LaPlante (7).......................................              324,268                 3.5%

Demetre M. Nicoloff, M.D. (8).................................               87,466                   *

Victor Kimball (9)............................................               73,212                   *

Wesley G. Peterson (10).......................................              127,274                 1.4%

Charles D. Snead, Jr. (11)....................................               25,400                   *

All directors and executive officers
as a group (six persons) (12).................................              678,620                 7.1%

------------------
*      Less than 1% of the outstanding shares.

(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options but are not deemed outstanding for computing the percentage of any other person or group.


(2)    Based on 8,984,905 shares of Common Stock outstanding as of October 1,
       2001.

(3) Based on Schedule 13D/A filed August 10, 2001. Includes 140,472 shares held by an individual retirement account for the benefit of Mr. Fleming's spouse, 20,000 shares held by an individual retirement account for the benefit of Mr. Fleming and 937,565 shares are owned by a trust for the benefit of Mr. Fleming and his wife. Of the shares owned by the trust, 866,665 shares arise on an as converted basis from 400,000 shares issuable upon the conversion of a convertible promissory note issued to the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 (the "Fleming Trust") dated July 26, 2001 and 373,332 shares and warrants to purchase 93,333 shares issuable upon conversion of a convertible promissory note issued to the Fleming Trust on March 10, 2000 and amended on August 11, 2000. Also includes 2,426,668 shares and warrants to purchase 606,667 shares issuable upon conversion of a convertible promissory note issued to Circle F Venture LLC ("Circle F") on March 10, 2000 and amended on August 11, 2000, 1,340,000 shares issuable upon conversion of convertible promissory notes issued to Circle F dated March 8, 2001, April 5, 2001 and April 19, 2001, 4,216,000 shares issuable upon the conversion of a convertible promissory note issued to Circle F dated July 26, 2001, Also includes 4,333,334 shares issuable upon the conversion of 4,333,334 shares of Series A Convertible Preferred Stock held by Circle F. Mr. Fleming is the managing member of Circle F. This does not reflect up to an additional 1,384,000 shares issuable upon the conversion of the convertible promissory note issued to Circle F dated July 26, 2001 if Circle F or the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 make additional advances. The address of Circle F and Mr. Fleming is 14988 N. 78th Way, Suite 200, Scottsdale, Arizona 85260. See "Certain Relationship and Related Transactions."

(4) Based on a Schedule 13G/A filed November January 10, 2001. Includes 700,000 shares and warrants to purchase 175,000 shares issuable upon conversion of a convertible promissory note issued on March 10, 2000 to Special Situations Fund III, L.P., a limited partnership ("SSF III"), which was amended on March 10, 2001 reducing the conversion price and increasing the number of shares issuable upon exercise of the foregoing warrant. Based on this amendment, the note is convertible into 1,400,000 shares and the warrant covers 350,000 shares. MGP Advisors Limited Partnership ("MGP") is the general partner and investment advisor of SSF III, and AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner and investment advisor of the Cayman Fund. Austin W. Marxe and David Greenhouse are officers, directors and members of AWM and MGP, respectively, and may be deemed to be the beneficial owner of the shares held by SSF III and Cayman Fund. SSF III, MGP, Cayman Fund and AWM have sole voting and investment power with respect to the shares beneficially owned by such fund and advisor. Messrs. Marxe and Greenhouse have shared voting and investment power with respect to the shares beneficially owned by each of them. The address of SSF III, MGP, AWM and Messrs. Marxe and Greenhouse is 153 East 53 Street, New York, New York 10022. The address of Cayman Fund is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. See "Certain Relationship and Related Transactions."

(5) Based on Schedule 13G filed February 22, 2000. Includes 366,833 shares held of record by Norwest Equity Partners IV and 453,225 shares held of record by Norwest Equity Partners V. Itasca Partners is the general partner of Norwest Equity Partners IV and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV. Itasca Partners V is the general partner of Norwest Equity Partners V and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners V. Each of John E. Lindahl, George J. Still, Jr. and John P. Whaley, by virtue of his affiliation with Norwest Equity Partners IV and Norwest Equity Partners V, may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV and Norwest Equity Partners V; however he disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Norwest Venture Capital and the other named individuals is 2800 Piper Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402.

(6) Includes 41,000 shares issuable upon exercise of outstanding stock options held by Mr. Egen.

(7) Includes 322,181 shares issuable upon exercise of outstanding stock options held by Ms. LaPlante.

(8) Includes 20,664 shares issuable upon exercise of outstanding stock options held by Dr. Nicoloff. Also includes 3,889 shares held in Dr. Nicoloff's living trust and 5,000 shares held by Nicoloff Properties, as to which Dr. Nicoloff disclaims any beneficial interest except to the extent of his pecuniary interest therein. Dr. Nicoloff's spouse is the managing agent of Nicoloff Properties.

(9) Includes 66,456 shares issuable upon exercise of outstanding stock options held by Mr. Kimball.

(10) Includes 100,989 shares issuable upon exercise of outstanding stock options held by Mr. Peterson. Also includes 15,873 shares held by Mr. Peterson's spouse as to which Mr. Peterson shares voting and investment power.

(11) Includes 24,000 shares issuable upon exercise of outstanding stock options held by Mr. Snead.

(12) Includes shares beneficially owned by affiliates of the Company's officers and directors, but does not include any shares beneficially owned by Circle F Ventures, LLC or Hayden R. Fleming.

                           DESCRIPTION OF SECURITIES

Authorized Shares

We are authorized to issue 30,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our certificate of incorporation. The text of our certificate of incorporation, which is attached as an exhibit to this registration statement, is incorporated into this section by reference.

Common Stock

We are authorized to issue 30,000,000 shares of common stock, of which 8,984,905 shares were issued and outstanding as of September 30, 2001. Each share of our common stock entitles its holder to one vote per share. Holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly applicable to the payment of dividends. Subject to the liquidation rights of any outstanding preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding up of our company. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

Undesignated Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, 4,333,334 of which are issued and outstanding. Our Board of Directors is authorized to issue one or more series of preferred stock with such rights, privileges, restrictions and conditions as our Board may determine. The preferred stock, if issued, may be entitled to rank senior to our common stock with respect to the payment of dividends and the distributions of assets in the event of a liquidation, dissolution or winding-up of our company. On December 3, 1996, our Board of Directors created a series of 250,000 shares of Preferred Stock designated as Series A Junior Preferred Stock as part of our shareholders rights agreement.

Options and Warrants

As of September 25, 2001, we had outstanding options to purchase an aggregate of 4,032,770 shares of common stock at a weighted average exercise price of $0.51 per share. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. We typically grant options with a ten-year term. We have outstanding warrants to purchase an aggregate of 1,074,126 shares of common stock at a weighted average exercise price of $0.46 per share with a majority of those warrants having a five-year term. The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company and, subject to certain exceptions, the issuance by our company of any securities for a purchase price of less than $0.25 per share.

Rights Agreement

In December 1996, our board of directors adopted a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights, at a rate of one purchase right for each share of common stock held at that time. Purchase rights have also attached to all shares of our common stock that we have issued thereafter and will attach to all shares that will issue in the future.

The purchase rights have anti-takeover effects. The purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our board of directors. The purchase rights, however, should not deter any prospective offeror willing to negotiate in good faith with our board of directors, nor should the purchase rights interfere with any merger or other business combination approved by our board of directors.

The purchase rights will become exercisable 10 business days after:

 .    a person or group announces an offer not approved by the board which would, if consummated, result in the person or group owning 15% or more of our common stock;

 .    the first date of a public announcement that a person or group has acquired
     15% or more of our common stock, not approved in advance by the board; or

 .    the board determines that a person holding 12% or more of the common stock is an "adverse person"--in the board's judgment the person acquired the shares intending for us to repurchase them or the person's share ownership is likely to cause a material adverse impact on us.

When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

If any person becomes an owner of 15% or more of our common stock without prior board approval, or our board determines a person to be an adverse person, each holder of a purchase right, other than the acquiring person or adverse person (and certain related persons and transferees) will have the right to purchase, upon exercise of a right, a number of shares of preferred stock with a market value of twice the exercise price.

If at any time a person becomes a 15% stockholder, we enter into a merger or other business combination in which we are not the surviving entity or we sell one-half or more of our assets or earning power, in either case without prior board approval, each holder of a purchase right will have the right to purchase, upon exercise of a right, a number of shares of common stock of the acquiring company with a market value of twice the exercise price.

At any time after any person crosses the 15% threshold or is determined to be an adverse person, but before the acquisition by such person of 50% or more of the outstanding shares of common stock, our board of directors may exchange the purchase rights, other than purchase rights owned by the acquiring person, in whole or in part, at an exchange ratio of one preferred share fraction per purchase right. The board may also redeem the rights for a nominal price under certain circumstances.

Under amendments to the agreement, the board cannot declare Hayden R. Fleming, Circle F Ventures, LLC or any of their affiliates to be adverse persons under the agreement and cannot declare any of the Special Situations Funds to be adverse persons under the agreement until such funds own 24% or more of our common stock.

Registration Rights

The holders of the common stock and warrants purchased from our private placements are entitled to certain registration rights under the Securities Act. We are required to file a registration statement to register under the Securities Act the resale of the shares of Optical Sensors common stock underlying the shares of common stock and warrants purchased in our private placements. The registration statement, of which this prospectus is a part, satisfies this requirement. We are required to use our reasonable best efforts to cause this registration statement to become effective under the Securities Act as promptly as practicable and to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of
(1) the sale of all the shares of Optical Sensors common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of Optical Sensors common stock and the shares of Optical Sensors common stock issuable upon exercise of the warrants pursuant to Rule 144(k) under the Securities Act.


Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

There are several provisions of our amended and restated certificate of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. In addition, stockholders are not entitled to cumulative voting in the election of directors. Our certificate of incorporation has authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.

Limitations on Liability of Directors and Indemnification

Our certificate of incorporation limits our directors' liability to the fullest extent permitted under Delaware's corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability for:

     . any breach of the director's duty of loyalty to us or our stockholders;

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, our amended and restated certificate of incorporation, bylaws or any agreement to which we are a party; and

     . any transaction from which a director derives an improper personal benefit.

This provision generally does not limit liability under federal or state securities laws.

Delaware law, and our certificate of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Transfer Agents and Registrars

The transfer agent for the Company's Common Stock is Wells Fargo Bank, N.A..

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Optical Sensors by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 14 to the financial statements). We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

     Judiciary Plaza          Citicorp Center           7 World Trade Center
     450 Fifth Street, N.W.   500 West Madison Street   Suite 1300
     Washington, D.C. 20549   Chicago, Illinois 60621   New York, New York 10048

Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov. The Securities Act file number for our SEC filings is 0-27600.

We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

                             ____________________

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                          INDEX TO FINANCIAL STATEMENTS

         The following Financial Statements and Independent Auditors' Report thereon are included herein on the pages indicated:

Report of Independent Auditors                                                                  F - 2

Balance Sheets as of December 31, 1999 and 2000                                                 F - 3

Statements of Operations for the years ended December 31, 1998, 1999                            F - 4
and 2000

Statements of Changes in Shareholders' Equity for the years ended                               F - 5
December 31, 1998, 1999 and 2000

Statements of Cash Flows for the years ended December 31, 1998, 1999                            F - 7
and 2000

Notes to Financial Statements                                                                   F - 8

Balance Sheets as of December 31, 2000 and June 30, 2001                                        F - 24

Statements of Operations for the six months ended June 30, 2000 and 2001                        F - 25

Statements of Cash Flows for the six months ended June 30, 2000 and 2001                        F - 26

Notes to Financial Statements                                                                   F - 27

                         Report of Independent Auditors

Board of Directors
Optical Sensors Incorporated

We have audited the accompanying balance sheets of Optical Sensors Incorporated as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optical Sensors Incorporated at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 14 to the financial statements, the Company's recurring net losses from operations and its accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



January 19, 2001

                          Optical Sensors Incorporated

                                 Balance Sheets

                                                                                                    December 31
                                                                                                2000            1999
                                                                                             ----------------------------
Assets
Current assets:
   Cash and cash equivalents                                                                 $    492,982    $  1,450,872
   Accounts receivable                                                                              8,371          52,516
   Inventories                                                                                  1,259,290       1,305,065
   Prepaid expenses and other current assets                                                        6,909          29,418
                                                                                             ----------------------------
Total current assets                                                                            1,767,552       2,837,871

Property and equipment:
   Leased equipment                                                                             1,157,989       1,157,989
   Research and development equipment                                                             745,387         742,971
   Leasehold improvements                                                                         340,802         340,802
   Furniture and equipment                                                                        181,381         161,048
   Marketing equipment                                                                          1,004,840       1,004,840
   Production equipment                                                                           479,931         478,919
                                                                                             ----------------------------
                                                                                                3,910,330       3,886,569
   Less accumulated depreciation                                                               (3,512,459)     (2,975,140)
                                                                                             ----------------------------
                                                                                                  397,871         911,429
Other assets:
   Patents, net                                                                                   533,968         530,198
   Other assets                                                                                    16,278          16,278
                                                                                             ----------------------------
                                                                                                  550,246         546,476
                                                                                             ----------------------------
Total assets                                                                                 $  2,715,669    $  4,295,776
                                                                                             ============================

Liabilities and shareholders' equity Current liabilities:
   Convertible notes payable                                                                 $  1,400,000    $          -
   Accounts payable                                                                                14,393         110,595
   Employee compensation                                                                          130,363         134,372
   Other liabilities and accrued expenses                                                          74,508          75,499
   Obligations under capital lease, current portion                                                98,442         516,487
                                                                                             ----------------------------
Total current liabilities                                                                       1,717,706         836,953

Obligations under capital lease, less current portion                                               5,667         104,108

Shareholders' equity:
   Preferred stock, par value $.01 per share
     Authorized shares--5,000,000
     Issued and outstanding shares 2000--4,333,334; 1999--None                                     43,333               -
   stock, par value $.01 per share:
     Authorized shares--30,000,000
     Issued and outstanding shares 2000--8,982,461; 1999--8,935,304                                89,825          89,353
   Additional paid-in capital                                                                  72,312,642      69,416,688
   Accumulated deficit                                                                        (71,453,504)    (66,151,326)
                                                                                             ----------------------------
Total shareholders' equity                                                                        992,296       3,354,715
                                                                                             ----------------------------
Total liabilities and shareholders' equity                                                   $  2,715,669    $  4,295,776
                                                                                             ============================

See accompanying notes.

                          Optical Sensors Incorporated

                            Statements of Operations

                                                                            Year ended December 31
                                                                     2000            1999              1998
                                                                 ------------------------------------------------
Net sales                                                        $         -       $    134,131      $  1,018,864
Cost of goods sold                                                         -         (2,045,183)       (2,905,566)
                                                                 ------------------------------------------------
Gross margin                                                               -         (1,911,052)       (1,886,702)

Operating expenses:
   Research and development                                        2,815,354          3,115,075         4,248,029
   Selling, general and administrative                               891,192          2,852,975         6,284,904
                                                                 ------------------------------------------------
Total operating expenses                                           3,706,546          5,968,050        10,532,933
                                                                 ------------------------------------------------

Operating loss                                                    (3,706,546)        (7,879,102)      (12,419,635)

Interest expense                                                  (1,474,308)           (83,709)          (95,043)
Interest income                                                       36,114            184,979           723,387
Other expense                                                       (157,438)            (7,444)          (26,039)
                                                                 ------------------------------------------------
                                                                  (1,595,632)            93,826           602,305
                                                                 ------------------------------------------------
Net loss                                                         $(5,302,178)       $(7,785,276)     $(11,817,330)
                                                                 ================================================

Net loss per common share:
   Basic and diluted                                             $      (.59)       $      (.88)     $      (1.34)

Shares used in calculation of net loss per share:
   Basic and diluted                                               8,974,981          8,868,742         8,819,000

See accompanying notes.

                          Optical Sensors Incorporated

                       Statements of Shareholders' Equity

                          Year ended December 31, 2000

                                                                         Preferred Stock             Common Stock
                                                                   ----------------------------------------------------
                                                                      Shares         Amount       Shares        Amount
                                                                   ----------------------------------------------------
Balance at December 31, 1997                                                  -   $       -       8,400,554     $84,006
Issuance of common stock in connection with
   private placement                                                          -           -         441,203       4,412
Issuance of common stock upon exercise of options
   and warrants and employee stock purchase plan                              -           -          28,477         284
Value assigned to warrants in connection with debt
   and lease financing                                                        -           -               -           -
Forfeiture of common stock                                                    -           -         (40,833)       (408)
Payment on note receivable                                                    -           -               -           -
Amortization of deferred compensation                                         -           -               -           -
Net loss                                                                      -           -               -           -
                                                                   ----------------------------------------------------
Balance at December 31, 1998                                                  -           -       8,829,401      88,294
Issuance of common stock upon exercise of options
   and warrants and employee stock purchase plan                              -           -         105,903       1,059
Value assigned to warrants in connection with debt
   and lease financing                                                        -           -               -           -
Amortization of deferred compensation                                         -           -               -           -
Net loss                                                                      -           -               -           -
                                                                   ----------------------------------------------------
Balance at December 31, 1999                                                  -           -       8,935,304      89,353
Issuance of Series A preferred stock                                  4,333,334      43,333               -           -
Issuance of common stock upon exercise of options                             -           -          47,157         472
Beneficial conversion on convertible notes payable                            -           -               -           -
Net loss                                                                      -           -               -           -
                                                                   ----------------------------------------------------
Balance at December 31, 2000                                          4,333,334   $  43,333       8,982,461     $89,825
                                                                   ====================================================

See accompanying notes.

   Additional
    Paid-in       Accumulated      Deferred      Note Receivable
    Capital         Deficit      Compensation      from Officer       Total
  -----------------------------------------------------------------------------
  $67,088,370    $(46,548,720)    $(221,790)       $(245,000)      $ 20,156,866

    2,192,779               -             -                -          2,197,191

       55,696               -             -                -             55,980

       16,964               -             -                -             16,964
      (36,342)              -             -           36,750                  -
            -               -             -          208,250            208,250
            -               -       166,186                -            166,186
            -     (11,817,330)            -                -        (11,817,330)
  -----------------------------------------------------------------------------
   69,317,467     (58,366,050)      (55,604)               -         10,984,107

       95,983               -             -                -             97,042

        3,238               -             -                -              3,238
            -               -        55,604                -             55,604
            -      (7,785,276)            -                -         (7,785,276)
  -----------------------------------------------------------------------------
   69,416,688     (66,151,326)            -                -          3,354,715
    1,451,732               -             -                -          1,495,065
       44,222               -             -                -             44,694
    1,400,000               -             -                -          1,400,000
            -      (5,302,178)            -                -         (5,302,178)
  -----------------------------------------------------------------------------
  $72,312,642    $(71,453,504)    $       -        $       -       $    992,296
  =============================================================================

                          Optical Sensors Incorporated

                            Statements of Cash Flows

                                                                                         Year ended December 31
                                                                                2000             1999              1998
                                                                              -----------------------------------------------
Operating activities
Net loss                                                                      $(5,302,178)      $(7,785,276)    $ (11,817,330)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Noncash interest expense                                                   1,400,000                 -                 -
     Depreciation and amortization                                                595,156         1,276,108         1,059,306
     Deferred compensation amortization                                                 -            55,604           166,186
     Amortization of warrants in connection with debt and
       lease financing                                                                  -             3,238            16,964
     Changes in operating assets and liabilities:
       Receivables                                                                 44,145           110,342          (135,758)
       Inventories                                                                 34,996           437,529            62,253
       Prepaid expenses and other assets                                          (28,314)           (5,824)         (116,065)
       Accounts payable and accrued expenses                                     (101,202)         (504,728)          (18,512)
                                                                              -----------------------------------------------
Net cash used in operating activities                                          (3,357,397)       (6,413,007)      (10,782,956)

Investing activities
Purchases of property and equipment                                               (23,766)          (38,365)         (491,929)
                                                                              -----------------------------------------------
Net cash used in investing activities                                             (23,766)          (38,365)         (491,929)

Financing activities
Proceeds from convertible notes payable                                         1,400,000                 -                 -
Net proceeds from issuance of preferred stock                                   1,495,065                 -                 -
Net proceeds from issuance of common stock                                         44,694            97,042         2,253,171
Proceeds from note receivable                                                           -                 -           208,250
Payments on obligations under capital leases                                     (516,486)         (274,669)         (207,795)
                                                                              -----------------------------------------------
Net cash provided by (used in) financing activities                             2,423,273          (177,627)        2,253,626
                                                                              -----------------------------------------------
Decrease in cash and cash equivalents                                            (957,890)       (6,628,999)       (9,021,259)
Cash and cash equivalents at beginning of year                                  1,450,872         8,079,871        17,101,130
                                                                              -----------------------------------------------
Cash and cash equivalents at end of year                                      $   492,982       $ 1,450,872     $   8,079,871
                                                                              ===============================================

Supplementary Disclosure of Non-Cash Transactions: In 1998, the Company received 40,833 forfeited shares of common stock and forgave $36,750 on the note receivable from officer. The Company also acquired property and equipment of $140,036 and $338,061 under capital lease obligations during the years ended December 31, 1999 and 1998, respectively.

See accompanying notes.

1.   Business Activity

Optical Sensors Incorporated (the "Company") is engaged in developing, manufacturing and marketing fiberoptic chemical sensors used in the monitoring of key physiologic parameters for medically unstable patients. The Company was incorporated on May 23, 1989 and reincorporated in Delaware on January 4, 1996.

Commencing in January 1999 and continuing into 2001, the Company has been exploring strategic alternatives, including joint ventures, corporate strategic alliances, sale of the business or product lines, or other business combinations. In January 1999, the Company suspended direct sales activity of the SensiCath System and reduced associated expenses and personnel to focus its resources on the CapnoProbe SL(TM). This reduction resulted in severance costs of $304,000 that were recognized in 1999.

2.   Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments classified as cash equivalents consist primarily of commercial paper and municipal bonds. The market value of investments is based on quoted market prices and approximates cost.

Inventories

Inventories, consisting principally of finished goods, are recorded at the lower of cost (first-in, first-out basis) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated life of the asset. Equipment under capital leases is depreciated over the lease term.

Patents

Patents are stated at cost and are amortized upon issuance of a patent on a straight-line basis over sixty months. Accumulated amortization was $196,369 and $149,316 at December 31, 2000 and 1999, respectively.

Impairment of Long-Lived Assets

Management reviews the Company's long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the asset's value will be adjusted appropriately.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

Stock-Based Compensation

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company has adopted the disclosure only provisions of the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Accordingly, the Company has made pro forma disclosures of what net loss and net loss per share would have been had the provisions of Statement 123 been applied to the Company's stock options.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

Revenue Recognition

Sales are recorded when product is shipped.

Net Loss Per Share

The net loss per share has been computed in accordance with the provisions of the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share." All potential common shares from stock options and convertible promissory notes have been excluded from the computation of diluted net loss per share for the applicable periods presented because the effect would have been anti-dilutive.

3.   Investment Agreement

On March 10, 2000, the Company entered into an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. whereby the investors would provide up to $3,000,000 of funding to the Company. The funding was in the form of Convertible Promissory Notes (the "Notes") and had three elements as follows:

     .    $1,400,000 immediately upon execution of the Agreement.

     . $600,000 upon request of the Company within the 60-day period beginning after the Company had executed a definitive distribution agreement for the Company's CapnoProbe product and the Company had obtained shareholder approval of the conversion of the additional funding into "units" (as defined below).

     . $1,000,000 upon request of the Company and under similar circumstances as noted above for the $600,000.

The Company received the $1,400,000 upon execution of the Agreement, but was not able to satisfy the requirements to obtain the $600,000 and $1,000,000 payments.

The Notes are convertible into units, each unit consisting of 50,000 shares of the Company's common stock, and a warrant to purchase 12,500 shares of common stock, at an initial conversion price of $50,000 per unit subject to adjustment of the conversion price as set forth in the Notes agreement. The Notes do not bear interest and are due and payable on March 10, 2001. However, if the Notes are not paid in full or converted into units within the one-year period, any remaining unpaid balance shall bear interest at the rate of 10% per year until paid in full. The conversion price has been lowered to $12,500 per unit for the Notes issued to Circle F Ventures, LLC, according to the terms of the Securities Purchase Agreement (See Note 4).

The warrants are exercisable for five years from the date of issuance. Each warrant will allow the holder to purchase a share of the Company's common stock at an initial price of $1.00 subject to adjustment according to the terms of the warrant. The exercise price has been reduced to $.25 per share for warrants given to Circle F Ventures, LLC according to the terms of the Securities Purchase Agreement (See Note 4).

The Company recognized $1,400,000 of interest expense upon receipt of the $1,400,000 for the Notes with the offset going to additional paid-in capital. The interest expense, which represents the intrinsic value of the beneficial conversion feature embedded in the convertible securities, was recognized at the date of issuance as a result of the ability of the holder of the notes to convert immediately.

4.   Securities Purchase Agreement

On August 10, 2000, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue and Circle F Ventures, LLC agreed to purchase, upon request of the Company, up to 4,333,334 shares of Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Agreement provided for a per share price of $.50 for the first 1,000,000 shares, $.375 for the next 1,333,334 shares and $.25 for the last 2,000,000 shares. The Company sold the entire 4,333,334 shares to Circle F Ventures, LLC during 2000. Each share of the Series A preferred stock has a par value of $.01, can be converted into a share of common stock, has voting rights as a share of common stock, and has no dividend rights.

The Securities Purchase Agreement also provided for an amendment to the Investment Agreement (See Note 3) whereby the conversion price per unit of the convertible notes issued to Circle F Ventures, LLC, at any time became equal to 50,000 multiplied by the lowest price at which the Company sells any shares of its capital stock. Therefore, the conversion price of the related convertible notes has been reduced to $12,500 (50,000 x $.25) per unit. The exercise price of the warrants issuable to Circle F Ventures, LLC under the terms of the Investment Agreement has also been reduced to $.25 per share.

The terms of the Securities Purchase Agreement also provided for changing the exercise price of all options held by current employees and current directors based on the average price per share paid by Circle F Ventures, LLC for the Series A Preferred Stock. Accordingly, the exercise price has been reduced to $.35 per share. This repricing provision has resulted in the options being subject to variable accounting (See Note 9).

5.   Private Label Reseller Agreement

In January 1998, the Company entered into an agreement with Instrumentation Laboratory Company (IL) for worldwide distribution of the Company's SensiCath Sensors and OpticalCAM Instruments. IL would market and distribute the Company's products throughout the world under the names GEM SensiCath and GEM OpticalCAM. The Company agreed to supply IL with SensiCath Sensors, on an exclusive basis, through 2004 and on a non-exclusive basis through 2007. The Company also agreed to supply IL with OpticalCAM Instruments, on a semi-exclusive basis, through 2004. The Company retained the right to sell OpticalCAM Instruments to manufacturers of physiological monitoring, ventilator and anesthesia delivery systems. IL was required to purchase sufficient quantities of products from the Company under the agreement that would result in preestablished annual minimum revenues to the Company. During 1998, IL did not achieve the quota requirements and the Company exercised its right to convert IL's exclusive right to a non-exclusive right.

In April 1999, the Company initiated an arbitration proceeding against IL by filing a demand for arbitration with the American Arbitration Association. The Company was seeking a declaration that it has no further limitations or obligations with respect to IL under the January 1998 agreement. In addition, the Company was seeking monetary damages based on various legal theories, including breach of the agreement by IL for failing to adequately promote and sell the Company's SensiCath System as required under the agreement. IL filed a counterclaim also seeking damages from the Company. During 2000, the arbitration was settled and the Company paid $200,000 to IL.

6.   Common Stock

In January 1998, the Company sold 441,203 shares of common stock to Instrumentation Laboratory Company (IL) at a price of $5.00 per share that resulted in proceeds of $2,197,191, net of expenses related to the sale. The Company granted IL and its affiliates certain preemptive rights to participate in future sales of equity securities by the Company, and certain demand and incidental registration rights under a registration rights agreement previously entered into by the Company and shareholders that purchased shares of stock in private transactions prior to the Company's initial public offering in February 1996. IL was prohibited from selling or otherwise transferring its shares of common stock for a period of one year, except to an affiliate or pursuant to the exercise of its registration rights. IL and its affiliates are also subject to certain stand still provisions for a period of five years that prohibit them from (a) acquiring more than 5.0% of the Company's outstanding common stock, (b) entering into a voting agreement with respect to the shares IL purchased from the Company, (c) participating in any proxy solicitation or becoming a participant in an election contest, or (d) joining a group for the purpose of acquiring, holding, voting or disposing of shares of common stock.

At December 31, 2000, the Company has 10,625,984 shares of common stock reserved for future issuance including 4,333,334 shares for conversion of preferred stock, 3,500,000 shares for conversion of notes payable, 1,893,524 for outstanding options and shares available for grant, and 899,126 for outstanding warrants.

Shareholder Rights Plan

In December 1996, the Company's Board of Directors adopted a Shareholder Rights Plan by declaring a dividend of one preferred share purchase right (the "Right") for each outstanding share of common stock. Under certain circumstances, a Right may be exercised to purchase one one-thousandth of a share of series A junior preferred stock for $90. The rights become exercisable if a person or group acquires 15% or more of the Company's outstanding common stock, subject to certain exceptions. If a person or group acquires 15% or more of the Company's outstanding common stock, subject to certain exceptions, each right will entitle its holder to buy common stock of the Company having a market value of twice the exercise price of the Right. The Rights expire in December 2006 and may be redeemed by the Company for $.001 per Right at any time before, or, in certain circumstances, within 10 days (subject to extension) following the announcement that a person has acquired 15% or more of the Company's outstanding common stock, subject to certain exceptions. The forgoing triggering percentages are 49.9% for Circle F Ventures, LLC and its affiliates and 24% for Special Situations Fund III, L.P. and its affiliates. Until a Right is exercised, the holder of a Right, as such, has no rights as a shareholder of the Company.

In connection with the adoption of the Shareholder Rights Plan, the Company authorized 250,000 shares of series A junior preferred stock (the "preferred stock"). Subject to the rights of holders of any Senior Securities, if any, holders of the preferred stock are entitled to quarterly dividends, when, as and if declared by the Board of Directors, in the amount of one thousand times the aggregate per share amount of dividends paid to common stock shareholders. Each preferred stock share is entitled to one thousand votes on all matters submitted to a vote of the shareholders of the Company. The preferred stock has liquidation preference over the Company's common stock. The liquidation rate on the preferred stock is the greater of (a) $1,000 per share plus accrued dividends, whether or not earned or declared, or (b) an amount equal to one thousand times the amount distributed to the common stock shareholders.

7.   Leases

Operating Leases

The Company leases its office and research and development facility under an operating lease that expires on May 31, 2001. Operating expenses, including maintenance, utilities, real estate taxes and insurance, are paid by the Company. The Company also leases certain office equipment under operating leases.

Total rent expense under operating leases was $280,000, $516,000 and $677,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more as of December 31, 2000 are as follows:

        Year ending December 31:
          2001                                                                                      $88,000
          2002                                                                                        8,000
                                                                                             -------------------
                                                                                                    $96,000
                                                                                             ===================

In connection with the operating lease agreements, the Company has issued warrants to the leasing company to purchase 12,222 shares of common stock at $9.00 per share and 11,904 shares of common stock at $3.15 per share. These warrants expire in 2002 and 2005, respectively.

Capital Leases

In June 1997, the Company entered into an equipment lease agreement. Under the lease agreement, the Company was allowed to lease up to $2,000,000 of equipment between June 15, 1997 and June 30, 1999. Assets leased under the agreement at December 31, 2000 and 1999 were $1,157,989, with a related obligation of $104,109 and $620,595 at December 31, 2000 and 1999, respectively. The term of each lease schedule under the agreement is 42 months with payments due the first of each month.

Future payments under capital leases are as follows:

   2001                                                                        $104,298
   2002                                                                           5,783
                                                                        -------------------
                                                                                110,081
   Less amount representing payment of interest                                  (5,972)
                                                                        -------------------
                                                                                104,109
   Less current portion                                                         (98,442)
                                                                        -------------------
   Long-term capital lease obligations                                         $  5,667
                                                                        ===================

The equipment lease agreement contains an "advance pay" provision that requires the Company to prepay an amount equal to soft costs (tooling, software, etc.) that exceed 25% of the total drawdown. The Company entered into an additional agreement whereby they signed a note agreement that rescheduled an end of lease obligation totaling $238,000 into 12 monthly installments beginning January 2000. The total payments under the note were made during 2000.

8.   Income Taxes

At December 31, 2000, the Company has cumulative net operating loss carryforwards for tax purposes of approximately $65,434,000 plus research and development tax credit carryforwards of approximately $1,688,000. These carryforwards are available to offset future taxable income through 2020.

As a result of the sales of preferred stock and additional shares of common stock, the Company has experienced a change in ownership under the net operating loss limitation rules. The use of losses, incurred through the change in ownership date, to offset future taxable income, will be limited during the carryforward period. The credits will also be subject to limitations under these same rules.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                  December 31
                                                                            2000              1999
                                                                     --------------------------------------
   Deferred tax assets:
     Net operating loss carryforwards                                     $ 24,210,000      $ 22,315,000
     Tax credit carryforwards                                                1,688,000         1,628,000
     Vacation accrual                                                           38,000            43,000
     Inventory valuation                                                       130,000           141,000
     Book over tax depreciation                                                488,000           402,000
                                                                     --------------------------------------
   Total deferred tax assets                                                26,554,000        24,529,000

   Deferred tax liabilities                                                      7,000             4,000
                                                                     --------------------------------------
   Net deferred tax assets                                                  26,547,000        24,525,000
   Valuation allowance                                                     (26,547,000)      (24,525,000)
                                                                     --------------------------------------
                                                                          $          -      $          -
                                                                     ======================================

9.   Stock Options

The Company has two stock option plans that include both incentive and non-statutory stock options to be granted to directors, officers, employees and consultants of the Company. Option activity is summarized as follows:

                                                                                             Weighted
                                                        Shares            Options             Average
                                                       Available        Outstanding        Exercise Price
                                                                     -------------------
                                                       for Grant        Total Shares         Per Share
                                                   --------------------------------------------------------
   Balance at December 31, 1997                              69,945           817,195         $3.50
     Additional shares reserved                             699,464                 -             -
     Granted                                             (1,383,870)        1,383,870          2.75
     Options canceled                                       695,573          (695,573)         5.57
     Options exercised                                            -           (16,423)         1.39
                                                   -------------------------------------
   Balance at December 31, 1998                              81,112         1,489,069          1.84
     Granted                                               (100,000)          100,000          1.25
     Options canceled                                       306,874          (306,874)         2.29
     Options exercised                                            -          (102,260)          .90
                                                   -------------------------------------
   Balance at December 31, 1999                             287,986         1,179,935          1.76
     Additional shares reserved                             472,760                 -             -
     Granted                                             (3,061,416)        3,061,416           .42
     Options canceled                                     2,394,236        (2,394,236)          .89
     Options exercised                                            -           (47,157)          .95
                                                   -------------------------------------
   Balance at December 31, 2000                              93,566         1,799,958        $  .67
                                                   =====================================

The weighted average fair value of options granted is $.40, $1.07 and $2.20 for the years ended December 31, 2000, 1999 and 1998, respectively.

In accordance with the terms of the Securities Purchase Agreement (See Note 4), all options held by current employees and current directors were amended so that the exercise price was equal to the average price per share paid by Circle F Ventures, LLC for the Series A Preferred Stock. Accordingly, the exercise price has been reduced to $.35 per share. This repricing has resulted in the plan being subject to variable accounting. The Company recognized $68,884 of compensation expense in the third quarter of 2000 which was reversed in the fourth quarter because the market price at December 31, 2000 was below the exercise price.

The exercise price of options outstanding at December 31, 2000 ranged from $.35 to $9.00 per share, as summarized in the following table:

                              Options Outstanding                                 Options Exercisable
                        ----------------------------------                  -----------------------------------
                                    Weighted Average      Weighted Average                     Weighted Average
      Range of                       Exercise Price          Remaining                          Exercise Price
   Exercise Price        Number         Per Share         Contractual Life       Number           Per Share
---------------------------------------------------------------------------------------------------------------
$  .35                  1,511,188         $  .35             8.1 years           504,775            $  .35
   .90                      6,110            .90             4.6 years             6,087               .90
  1.25                     15,000           1.25             8.3 years            15,000              1.25
  1.69                    200,270           1.69             7.9 years             2,196              1.69
  2.70                     38,886           2.70             4.8 years            38,886              2.70
  4.50                      8,000           4.50             6.5 years             8,000              4.50
  9.00                     20,504           9.00             3.0 years            20,504              9.00
                    -----------------                                       -----------------
                        1,799,958         $  .67             7.9 years           595,448            $  .89
                    =================                                       =================

The number of options exercisable at December 31, 2000, 1999 and 1998 was 595,448, 484,496 and 410,341, respectively, at a weighted average exercise price per share of $.89, $1.86 and $2.14, respectively.

Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                            2000             1999              1998
                                                     ------------------------------------------------------
   Expected stock price volatility                           97%              97%              86%
   Risk-free interest rate                                  6.0%             6.5%              5.5%
   Expected life of options                              6.0 years        7.25 years        7.25 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                            2000             1999              1998
                                                     ------------------------------------------------------
   Pro forma net loss                                    $5,757,909       $8,164,800       $12,597,330
   Pro forma, basic and diluted net loss per common
     share                                               $      .64       $      .92       $      1.43

These pro forma amounts may not be indicative of future years' amounts since Statement 123 provides for a phase-in of option values beginning with those granted in 1995.

Deferred Compensation

In August 1995, the Company recognized deferred compensation of $2,179,693. The amount represented the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of certain options over the aggregate exercise price of such options. The related options were those granted during the period June 17, 1995 through October 3, 1995 to purchase a total of 971,640 shares of common stock at exercises prices ranging from $.90 to $2.70 per share. The deferred compensation was recognized as expense over the vesting periods through 1999.

10.  Technology Agreements

In July 1998, the Company entered into a patent license agreement with the Institute of Critical Care Medicine ("ICCM") which provides the Company with the exclusive, worldwide right under ICCM's pending and issued patents. In consideration for the technology, the Company is obligated to pay ICCM minimum annual royalties of $300,000 (quarterly payments of $75,000 beginning with the quarter ended September 1998) for five years in order to maintain exclusivity. The Company may elect, on one year's written notice, not to make the annual minimum payment of $300,000 but ICCM would then have the right to terminate the license agreement. The Company is obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer. The Company is also obligated to meet certain product development milestones under the license agreement.

11.  Note Receivable from Officer

In September 1995, the former President and Chief Executive Officer of the Company had exercised an option to purchase 272,222 shares of common stock at a price of $.90 per share. The right to retain certain of the shares was subject to the former President's continued employment through August 2, 1999. As payment for the shares, the former President executed a $245,000 promissory note, payable in full on August 1, 1998, at an interest rate of 5.91%. The note was secured by the shares of common stock and proceeds of any dividend or other distribution attributable to the shares. During 1998, the President made a $208,250 principal payment on the note plus accrued interest, and the Company forgave the remaining principal balance of $36,750. The Company also entered into a board advisory agreement with the former President and Chief Executive Officer that provided for a payment of $50,000 in April 1999.

12.  Employee Benefit Plans

The Company has a 401(k) savings plan under which employees are eligible to participate after six months of service and attaining the age of 21. Employees may contribute up to the maximum amount which will not violate provisions of the Plan or cause the Plan to exceed the maximum amount allowable as a deduction to the employer. The Company, at its discretion, may make matching contributions equal to a percentage of the employee's contribution. The Company did not contribute to the Plan in 2000, 1999 or 1998.

13.  Employee Stock Purchase Plan

In December 1996, the Company adopted an Employee Stock Purchase Plan. Eligible employees could authorize payroll withholdings in each pay period to be designated for stock purchase. Payroll deductions could not exceed 10% of total compensation and no more than 1,500 shares could be purchased by any one employee in one offering period. There were four three-month offering periods in each year. Employees could purchase shares of common stock at the end of each three-month offering period at a price equal to 85% of the market price on the first or last day of the offering period, whichever is lower. The company issued 3,643 shares under the plan during the year ended December 31, 1999. The plan was terminated in 2000.

14.  Going Concern

Recurring losses from operations, including $5,302,178 for 2000, have resulted in an accumulated deficit of $71,453,504. The Company's ability to continue as a going concern and the realization of its assets and the orderly satisfaction of its liabilities are dependent on obtaining additional funds from outside sources. Since January 1999, the Company has been exploring strategic alternatives, including joint ventures, corporate strategic alliances, sale of the business or product liens or other business combinations. Although the Company is currently in negotiations with various outside parties that may raise funds that will satisfy its cash requirements for at least the next twelve months, there can be no assurance that the Company will be successful in closing any kind of agreement.

15.  Quarterly Financial Data (Unaudited)

Quarterly financial data for 2000 and 1999 is as follows:

                                                                Quarter
                                       First            Second            Third           Fourth
                                    ----------------------------------------------------------------
   Year ended December 31, 2000
   Net sales                        $         -      $         -       $         -      $         -
   Gross profit                               -                -                 -                -
   Net loss(1)                       (2,673,807)        (980,171)         (868,758)        (779,442)
   Loss per share                   $      (.30)     $      (.11)      $      (.10)     $      (.09)

   Year ended December 31, 1999
   Net sales                        $    59,960      $     1,607       $    28,889      $    43,675
   Gross profit                        (685,128)        (306,970)         (269,153)        (649,801)
   Net loss                          (2,964,610)      (1,659,908)       (1,533,343)      (1,627,415)
   Loss per share                   $      (.34)     $      (.19)      $      (.17)     $      (.18)

   /(1)/The net loss for the first, second and third quarter do not agree with amounts shown in the respective Form 10-Q's because of an adjustment to depreciation expense due to an error discovered in the fourth quarter.

                         Optical Sensors Incorporated

                                Balance Sheets

                                                                          June 30,           December 31,
                                                                            2001                 2000
                                                                      -------------------------------------
                                                                        (Unaudited)             (Note)
Assets
Current assets:
   Cash and cash equivalents                                            $     50,595         $    492,982
   Accounts receivable                                                           479                8,371
   Inventory                                                               1,245,535            1,259,290
   Prepaid expenses and other current assets                                  44,991                6,909
                                                                      -------------------------------------
Total current assets                                                       1,341,600            1,767,552

Property and equipment:
   Leased Equipment                                                        1,157,989            1,157,989
   Research and development equipment                                        745,387              745,387
   Leasehold improvements                                                    340,802              340,802
   Furniture and equipment                                                   183,973              181,381
   Marketing equipment                                                     1,004,840            1,004,840
   Production equipment                                                      479,931              479,931
                                                                      -------------------------------------
                                                                           3,912,922            3,910,330
   Less accumulated depreciation                                          (3,641,953)          (3,512,459)
                                                                      -------------------------------------
                                                                             270,969              397,871
Other assets:
   Patents                                                                   540,355              533,968
   Other assets                                                               16,278               16,278
                                                                      -------------------------------------
                                                                             556,633              550,246
                                                                      -------------------------------------
Total assets                                                            $  2,169,202         $  2,715,669
                                                                      =====================================

Liabilities and shareholders' equity
Current liabilities:
   Accounts payable                                                     $     24,090         $     14,393
   Employee compensation                                                      97,200              130,363
   Other liabilities and accrued expenses                                     96,925               74,508
   Convertible notes payable                                               2,278,000            1,400,000
   Obligations under capital lease, current portion                           33,386               98,442
                                                                      -------------------------------------
Total current liabilities                                                  2,529,601            1,717,706

Obligations under capital lease, less current portion                              -                5,667

Shareholders' equity
Convertible preferred stock, par value $.01 per share:
     Authorized shares--5,000,000                                             43,333               43,333
Common stock, par value $.01 per share:
   Authorized shares--30,000,000
   Issued and outstanding shares 2001--8,984,905; and
   2000--8,982,461                                                            89,849               89,825
Additional paid-in capital                                                72,501,265           72,312,642
Accumulated deficit                                                      (72,994,846)         (71,453,504)
                                                                      -------------------------------------
Total shareholders' equity                                                  (360,399)             992,296
                                                                      -------------------------------------
Total liabilities and shareholders' equity                              $  2,169,202         $  2,715,669
                                                                      =====================================

Note: The balance sheet at December 31,2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes

                         Optical Sensors Incorporated

                           Statements of Operations
                                  (Unaudited)

                                                              Three Months Ended                    Six Months Ended
                                                                   June 30                               June 30
                                                            2001              2000               2001               2000
                                                      -----------------------------------------------------------------------
Net sales                                                  $        0        $        0       $         0         $         0
Cost of goods sold                                                  0                 0                 0                   0
                                                      -----------------------------------------------------------------------
Gross margin                                                        0                 0                 0                   0

Operating expenses:
   Research and development expenses                          486,473           726,350         1,017,386           1,480,884
   Selling, general and administrative expenses               123,453           242,668           407,751             547,750
                                                      -----------------------------------------------------------------------
Operating loss                                               (609,926)         (969,018)       (1,425,137)         (2,028,634)

Interest expense                                             (210,947)          (23,424)         (214,189)         (1,450,439)
Interest income                                                     7            12,968               604              25,840
Other income (expense)                                            617              (697)           97,380            (200,745)
                                                      -----------------------------------------------------------------------
                                                             (210,323)          (11,153)         (116,205)         (1,625,344)
                                                      -----------------------------------------------------------------------

Net loss                                                   $ (820,249)       $ (980,171)      $(1,541,342)        $(3,653,978)
                                                      =======================================================================

Net loss per common share:
Basic and diluted                                          $     (.09)       $     (.11)      $      (.17)        $      (.41)
                                                      =======================================================================

Shares used in calculation of net loss per share            8,984,905         8,982,461         8,984,077           8,967,501
                                                      =======================================================================

See accompanying notes.

                         Optical Sensors Incorporated

                           Statements of Cash Flows
                                  (Unaudited)

                                                                           Six Months Ended
                                                                      June 30,          June 30,
                                                                        2001              2000
                                                                 ---------------------------------
Operating activities
Net loss                                                             $(1,541,342)      $(3,653,978)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Non-cash interest expense                                           187,600         1,400,000
     Depreciation and amortization                                       164,082           307,261

     Changes in operating assets and liabilities:
         Receivables                                                       7,892            52,461
         Inventories                                                      13,755             4,294
         Prepaid expenses and other assets                               (79,057)          (88,406)
         Accounts payable and accrued expenses                            (1,049)          (68,253)
                                                                 ---------------------------------
Net cash used in operating activities                                 (1,248,119)       (2,046,621)

Investing activities
Purchases of property and equipment                                       (2,592)          (17,867)
                                                                 ---------------------------------
Net cash used in investing activities                                     (2,592)          (17,867)

Financing activities
Proceeds from convertible notes payable                                  878,000         1,400,000
Net proceeds from issuance of Common Stock                                 1,047            44,694
(Payments) on long-term debt and lease obligations                       (70,723)         (258,514)
                                                                 ---------------------------------
Net cash provided by financing activities                                808,324         1,186,180
                                                                 ---------------------------------

Decrease in cash and cash equivalents                                   (442,387)         (878,308)
Cash and cash equivalents at beginning of period                         492,982         1,450,872
                                                                 ---------------------------------
Cash and cash equivalents at end of period                           $    50,595       $   572,564
                                                                 =================================

See accompanying notes.

                         Optical Sensors Incorporated

                         Notes to Financial Statements
                                  (Unaudited)

                                 June 30, 2001

Note A - Basis of Presentation

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the financial statements and footnotes thereto included in the Optical Sensors Incorporated Annual Report on Form 10-K for the year ended December 31, 2000.

Note B - Net Loss Per Share

         Basic and diluted net loss per common share is computed using the weighted average number of common shares outstanding during the period. Options and warrants were outstanding during the quarters ended June 30, 2001 and 2000, but were not included in the computation of diluted net loss per common share because the effect would be antidilutive. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. The net loss for the three and six month periods ended June 30, 2000 was $51,835 and $103,427, respectively, lower than the net loss previously reported in the Company's Form 10-Q for the quarter ended June 30, 2000, filed in August 2000, to reflect the impact of a depreciation expense error as disclosed in the Company's Form 10-K for the year ended December 31, 2000, filed in March 2001.

Note C - Investment Agreement

         On March 10, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. The $700,000 principal amount of notes held by Circle F Ventures and its affiliates were due on March 10, 2001, although they have indicated that they do not intend to call their notes. The $700,000 note held by Special Situations Fund III will convert into units at a conversion price equal to $25,000 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.50 per share. The $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates are convertible, at the option of holders, into units at a conversion price equal to $12,500 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.25 per share. The conversion price of the notes and exercise price of the warrants held by Circle F Ventures and its affiliates is subject to reduction if the Company sells equity securities (subject to various exceptions) at a common stock equivalent per share price of less than $.25.

         Under FASB reporting rules the Company is required to recognize as interest expense the "intrinsic value of a beneficial conversion feature embedded in a convertible security", i.e. the difference between the market price and the conversion price. The Company's share price as listed on the Nasdaq Stock Market on March 10, 2000 was $3.53 and the conversion price in the Investment Agreement was $1.00. The recognizable interest expense is limited to the proceeds of the convertible security or

$1,400,000. Accordingly the Company recognized $1,400,000 as interest expense in the first quarter of 2000 with a corresponding addition to additional paid in capital.

Note D - Securities Purchase Agreement

         On August 10, 2000, the Company entered into a Securities Purchase Agreement pursuant to which the Company agreed to issue, and Circle F Ventures agreed to purchase upon request of the Company, up to 4,333,334 shares of the Company's Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Company sold 1,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A Preferred Stock to Circle F Ventures at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.25 per share for a total of $500,000 on December 28, 2000. The sale of the shares of Series A Preferred Stock under the Securities Purchase Agreement caused the conversion price of the convertible promissory note held by Circle F Ventures to be reduced to $12,500 per unit and the exercise price of the warrants issuable to Circle F Ventures to be reduced to $.25 per share. The terms of the Securities Purchase Agreement also provide for all options held by current employees and directors of the Company to be reduced to the weighted average price at which Circle F Ventures purchased Series A Preferred Stock. Such reduction resulted in the option plan being subject to variable accounting rules and $68,884 of compensation expense was recorded in the third quarter of 2000. This expense was reversed in the fourth quarter of 2000 as the market price as of December 31, 2000 was less than the exercise price of the re-priced options. Subsequently, $56,119 of compensation expense was recorded in the first quarter of 2001. This expense was reversed in the second quarter of 2001 as the market price as of June 30, 2001 was less than the exercise price of the re-priced options. Additional compensation charges could be recorded in future periods.

Note E - Bridge Loan Agreements

         Between March 8, 2001 and April 19, 2001, the Company entered into Bridge Loan Agreements with Circle F Ventures under which Circle F Ventures loaned the Company $335,000 pursuant to a series of one year convertible promissory notes. The notes became convertible on April 30, 2001, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share.

         The Company was required to recognize as interest expense the difference between the market price and the conversion price. Accordingly the Company recognized $187,600 as interest expense in the second quarter of 2001 with a corresponding addition to additional paid in capital.

         On July 26, 2001, the Company entered into a Bridge Loan Agreement, which is effective as of May 1, 2001, with Circle F Ventures under which Circle F Ventures and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund the Company's operations. The advances are evidenced by a convertible promissory note in the maximum principal amount of $1,500,000, and the note is payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advances under the note are convertible, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share anytime after July 26, 2001 except that any advances made within the 30 day period preceding a private placement of equity financing are convertible at the price of the financing. As of July 26, 2001, Circle F and its affiliates have advanced $669,000 to the Company under this note, including $543,000 prior to June 30, 2001. The Company's share price on July 26, 2001 as listed on the Nasdaq Over-the -Counter Bulletin Board was $.25.

                               15,539,334 Shares


[LOGO OF OPTICAL SENSORS INCORPORATED]


                                 Common Stock



                              -------------------


                                  Prospectus

                              -------------------


                                    , 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Delaware law and Optical Sensors' Restated Certificate of Incorporation provide that Optical Sensors shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reasons of that person's former or present official capacity with Optical Sensors against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Optical Sensors also maintains a directors and officers insurance policy pursuant to which directors and officers of Optical Sensors are insured against liability for certain actions in their capacity as directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses incurred by the Company in connection with the issuance and distribution of the Shares being registered. All such expenses are estimated except for the SEC registration fee.

         SEC registration fee.....................................     $ 1,222
         Printing expenses........................................       1,000
         Fees and expenses of counsel for the Company.............      25,000
         Fees and expenses of accountants for Company.............       4,000
         Blue sky fees and expenses...............................       5,000
         Miscellaneous............................................       5,000
                                                                      --------

                  *Total..........................................     $41,222

_______________

*        None of the expenses listed above will be borne by the Selling
         Shareholders.

Item 26. Recent Sales of Unregistered Securities.

         Since September 1998, the Company has issued the following securities without registration under the Securities Act:

         1. On March 10, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F Ventures, LLC and Special Situations Fund III, L.P. The $700,000 principal amount of notes held by Circle F Ventures and its affiliates were due on March 10, 2001, although they have indicated that they do not intend to call their notes. The $700,000 note held by Special Situations Fund III will convert into units at a conversion price equal to $25,000 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.50 per share. The $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates are convertible, at the option of holders, into units at a conversion price equal to $12,500 per unit, each unit consisting of 50,000 shares of Common Stock and a five-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $.25 per share. The conversion price of the notes and exercise price of the warrants held by Circle F Ventures and its affiliates is subject to reduction if the Company sells equity securities (subject to various exceptions) at a common stock equivalent per share price of less than $.25.

         2. On August 10, 2000, the Company entered into the Securities Purchase Agreement pursuant to which the Company agreed to issue, and Circle F Ventures agreed to purchase upon request of the Company, up to 4,333,334 shares of the Company's Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Company sold 1,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A Preferred Stock to Circle F Ventures at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A Preferred Stock to Circle F Ventures at $.25 per share for a total of $500,000 on December 28, 2000. Accordingly, Circle F Ventures holds an aggregate of 4,333,334 shares of Series A Preferred Stock which were purchased from the Company at a weighted average price of $.346 per share. Each share of Series A Preferred Stock entitles the holder thereof to vote on all matters submitted to holders of Common Stock, and each shares of Preferred Stock has the number of votes equal to the number of shares of the Company's Common Stock into which it may be converted. Each share of Series A Preferred Stock is currently convertible into one share of Common Stock. The sale of the shares of Series A Preferred Stock under the Securities Purchase Agreement caused the conversion price of the convertible promissory note held by Circle F Ventures to be reduced to $12,500 per unit and the exercise price of the warrants issuable to Circle F Ventures to be reduced to $.25 per share. The terms of the Securities Purchase Agreement also provide for all options held by current employees and directors of the Company to be re-priced at the same average price at which Circle F Ventures purchases Series A Preferred Stock.

3. Between March 8, 2001 and April 19, 2001, the Company entered into Bridge Loan Agreements with Circle F Ventures under which Circle F Ventures loaned the Company $335,000 pursuant to a series of one year convertible promissory notes The notes became convertible on April 30, 2001, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share.

4. On July 26, 2001, the Company entered into a Bridge Loan Agreement, which is effective as of May 1, 2001, with Circle F Ventures under which Circle F Ventures and its affiliates, in their discretion, agreed to advance the Company up to $1,500,000 to fund the Company's operations. The advances are evidenced by a convertible promissory note in the maximum principal amount of $1,500,000, and the note is payable in installments, with each installment becoming due and payable one year after the date of an advance and with the amount of each such installment being equal to the applicable advance. The advances under the Bridge Loan Agreement are convertible, at the option of Circle F Ventures, into shares of Common Stock at $.25 per share anytime after July 26, 2001, except that any advances made within the 30 day period preceding a private placement of equity financing are convertible at the price of the financing. To date, Circle F and its affiliates have advanced $1,154,000 to the Company under this note.

         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on either Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Regulation D of the Securities Act. In all such transactions, certain inquiries were made by the Company to establish that such sales qualified for such exemption from the registration requirements. In particular, the Company confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers and directors of the Company or other persons closely associated with the Company,
(ii) each investor made representations that he or she was sophisticated in relation to this investment (and the Company has no reason to believe that such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

Item 27. Exhibits.

The exhibits and index required by Item 601 of Regulation S-B are attached.

Item 28. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Minneapolis, State of Minnesota, on October 4, 2001.

                                 OPTICAL SENSORS INCORPORATED


                                 By  /s/ Paulita M. LaPlante
                                    --------------------------------------------
                                         Paulita M. LaPlante
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paulita M. LaPlante his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form SB-2 has been signed by the following persons in the capacities indicated, on October 5, 2001.

Signatures                               Title
----------                               -----
  /s/ Paulita M. LaPlante                President and Chief Executive Officer and Director
---------------------------              (principal executive officer)
      Paulita M. LaPlante

  /s/ Wesley G. Peterson                 Chief Financial Officer, Vice President of Finance
---------------------------              and Administration and Secretary (principal financial
      Wesley G. Peterson                 and accounting officer)

  /s/ Demetre M. Nicoloff, M.D.          Director
------------------------------------
      Demetre M. Nicoloff, M.D.

  /s/ Charles D. Snead Jr.               Director
------------------------------------
      Charles D. Snead Jr.

                         OPTICAL SENSORS INCORPORATED
                      REGISTRATION STATEMENT ON FORM SB-2
                                 EXHIBIT INDEX

Item No.                          Item                                     Method of Filing
-------                           ----                                     ----------------
3.1                  Restated Certificate of Incorporation of the          Incorporated by reference to Exhibit 3.3
                     Company.                                              contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

3.2                  Certificate of Designation, Preferences and           Incorporated by reference to Exhibit 3.2
                     Rights of Series A Junior Preferred Stock.            contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 1998
                                                                           (File No. 0-27600).

3.3                  Certificate of Designation of Rights and              Incorporated by reference to Exhibit 4.1
                     Preferences of Series A Preferred Stock.              contained in the Company's Quarterly Report on
                                                                           Form 10-Q for the quarter ended June 30, 2000
                                                                           (File No. 0-27600).

3.4                  Bylaws of the Company, as amended.                    Incorporated by reference to Exhibit 3.3
                                                                           contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 1998
                                                                           (File No. 0-27600).

4.1                  Specimen Common Stock Certificate                     Incorporated by reference to Exhibit 4.1
                                                                           contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

4.2                  Warrant dated November 6, 1992 issued to              Incorporated by reference to Exhibit 4.8
                     Comdisco, Inc.                                        contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

4.3                  Warrant Dated August 31, 1995 issued to               Incorporated by reference to Exhibit 4.9
                     Comdisco, Inc.                                        contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

4.4                  Rights Agreement dated as of December 3, 1996         Incorporated by reference to Exhibit 4.1
                     between the Company and Norwest Bank Minnesota,       contained in the Company's Current Report on
                     N.A.                                                  Form 8-K dated December 3, 1996 (File No.
                                                                           0-27600).

4.5                  Amendment No. 1 to Rights Agreement dated as of       Incorporated by reference to Exhibit 10.1
                     March 10, 2000 between the Company and Norwest        contained in the Company's Current Report on
                     Bank Minnesota, N.A.                                  Form 8-K dated March 10, 2000 (File No.
                                                                           0-27600).

4.6                  Amendment No. 2 to Rights Agreement dated as of       Incorporated by reference to Exhibit 10.1
                     August 8, 2000 between the Company and Wells          contained in the Company's Quarterly Report on
                     Fargo Bank, N.A.                                      Form 10-Q for the quarter ended June 30, 2000
                                                                           (File No. 0-27600).

4.7                  Amendment No. 3 to Rights Agreement dated as of       Incorporated by reference to Exhibit 10.8 to the
                     Fargo Bank, N.A.                                      Company's the quarter ended March 31, 2001
                                                                           (File No. 0-27600).

5.1                  Opinion of Oppenheimer, Wolff & Donnelly LLP          To be filed by Amendment.

10.1                 Lease dated October 7, 1991 between Registrant        Incorporated by reference to Exhibit 10.1
                     and First Industrial L.P. (successor to MIG           contained in the Company's Registration
                     Kappa III Companies)                                  Statement on Form S-1 (File No. 33-99904).

10.2                 Registration Rights Agreement, dated April 28,        Incorporated by reference to Exhibit 10.9
                     1992, as amended                                      contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

10.3                 1989 Omnibus Stock Option Plan, as amended            Incorporated by reference to Exhibit 10.11
                                                                           contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

10.4                 1993 Stock Option Plan, as amended                    Incorporated by reference to Exhibit 10.5
                                                                           contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 1999
                                                                           (File No. 0-27600).

10.5                 Form of Non-Statutory Stock Option Agreement for      Incorporated by reference to Exhibit 10.21
                     Nonemployees pursuant to 1993 Stock Option Plan       contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

10.6                 Form of Non-Statutory Stock Option Agreement for      Incorporated by reference to Exhibit 10.18
                     Nonemployee Directors pursuant to 1993 Stock          contained in the Company's Registration
                     Option Plan                                           Statement on Form S-1 (File No. 33-99904).

10.7                 Form of Incentive Stock Option Agreement for          Incorporated by reference to Exhibit 10.19
                     Employees pursuant to 1993 Stock Option Plan          contained in the Company's Registration
                                                                           Statement on Form S-1 (File No. 33-99904).

10.8                 First Amendment to Lease Agreement dated April        Incorporated by reference to Exhibit 10.21
                     26, 1996 between First Industrial Financing           contained in the Company's Annual Report on
                     Partnership, L.P. and the Company.                    Form 10-K for the year ended December 31, 1996
                                                                           (File No. 0-27600).

10.9                 Second Amendment to Lease Agreement, dated April      Incorporated by reference to Exhibit 10.21
                     14, 1997, between First Industrial Financing          contained in the Company's Annual Report on
                     Partnership, L.P. and the Company.                    Form 10-K for the year ended December 31, 1997
                                                                           (File No. 0-27600).

10.10                Master Equipment Lease dated June 15, 1997            Incorporated by reference to Exhibit 10.22
                     between Phoenix Leasing Incorporated and the          contained in the Company's Annual Report on
                     Company                                               Form 10-K for the Form 10-K for the ended
                                                                           December 31, 1997 (File No. 0-27600).

10.11                Amendment No. 1 to Master Equipment Lease dated       Incorporated by reference to Exhibit 10.23
                     August 15, 1997 between Phoenix Leasing               contained in the Company's Annual Report on
                     Incorporated and the Company                          Form 10-K for the year ended December 31, 1997
                                                                           (File No. 0-27600).

10.12                Stock Purchase Agreement dated as of January 7,       Incorporated by reference to Exhibit 10.2
                     1998 between the Company and Group CH Werfen,         contained in the Company's Current Report on
                     S.A.                                                  Form 8-K, dated January 7, 1998 (File No. 0-
                                                                           27600).

10.13                Patent License Agreement dated July 20, 1998          Incorporated by reference to Exhibit 10.1
                     between the Company and the Institute of              contained in the Company's Quarterly Report on
                     Critical Care Medicine (1)                            Form 10-Q for the quarter ended September 30,
                                                                           1998 (File No. 0-27600).

10.14                Executive Severance Pay Plan                          Incorporated by reference to Exhibit 10.1 to
                                                                           the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended September 30, 1999 (File No.
                                                                           0-27600).

10.15                Third Amendment to Lease Agreement dated              Incorporated by reference to Exhibit 10.25
                     September 3, 1999 between First Industrial            contained in the Company's Annual Report on
                     Financing Partnership, L.P. and the Company           Form 10-K for the year ended December 31, 1999
                                                                           (File No. 0-27600).

10.16                Investment Agreement, dated, March 10, 2000,          Incorporated by reference to Exhibit 10.16
                     among the Company, Circle F Ventures, LLC and         contained in the Company's Annual Report on
                     Special Situations Fund III, L.P.                     Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.17                Form of Convertible Promissory Note issued under      Incorporated by reference to Exhibit 10.17
                     Investment Agreement, dated March 10, 2000            contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.18                Fourth Amendment to Lease Agreement dated June        Incorporated by reference to Exhibit 10.18
                     1,2000 between First Industrial L.P. and the          contained in the Company's Annual Report on
                     Company                                               Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.19                Securities Purchase Agreement, dated August 11,       Incorporated by reference to Exhibit 10.2 to
                     2000, between the Company and Circle F Ventures,      the Company's Quarterly Report on Form 10-Q for
                     LLC (1)                                               the quarter ended June 30, 2000 (File No. 0-
                                                                           27600).

10.20                Amendment No. 1, dated August 15, 2000 to             Incorporated by reference to Exhibit 10.20
                     Executive Severance Pay Plan                          contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.21                Bridge Loan Agreement, dated March 8, 2001,           Incorporated by reference to Exhibit 10.21
                     between the Company and Circle F Ventures, LLC        contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.22                Convertible Promissory Note issued under Bridge       Incorporated by reference to Exhibit 10.22
                     Loan Agreement, dated March 8, 2001                   contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.23                Letter Agreement, dated March 10, 2001, between       Incorporated by reference to Exhibit 10.23
                     the Company and Special Situations Fund III, L.P.     contained in the Company's Annual Report on
                                                                           Form 10-K for the year ended December 31, 2000
                                                                           (File No. 0-27600).

10.24                Bridge Loan Agreement, dated April 5, 2001,           Incorporated by reference to Exhibit 10.1 to
                     between the Company and Circle F Ventures, LLC        the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.25                Form of Convertible Promissory Note issued under      Incorporated by reference to Exhibit 10.2 to
                     Bridge Loan Agreement, dated April 5, 2001            the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.26                Bridge Loan Agreement, dated April 19, 2001,          Incorporated by reference to Exhibit 10.3 to
                     between the Company and Circle F Ventures, LLC        the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.27                Form of Convertible Promissory Note issued under      Incorporated by reference to Exhibit 10.4 to
                     Bridge Loan Agreement, dated April 19, 2001           the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.28                Bridge Loan Agreement, dated May 3, 2001,             Incorporated by reference to Exhibit 10.5 to
                     between the Company and Circle F Ventures, LLC        the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.29                Form of Convertible Promissory Note issued under      Incorporated by reference to Exhibit 10.6 to
                     Bridge Loan Agreement, dated May 3, 2001              the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.30                Amendment No. 2, dated April 19, 2001 to              Incorporated by reference to Exhibit 10.7 to
                     Executive Severance Pay Plan                          the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.31                Amendment, dated April 19, 2001, to 1993 Stock        Incorporated by reference to Exhibit 10.9 to
                     Option Plan,                                          the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended March 31, 2001 (File No. 0-
                                                                           27600).

10.32                Bridge Loan Agreement, effective May 1, 2001,         Incorporated by reference to Exhibit 10.1 to
                     between the Company and Circle F Ventures, LLC        the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended June 30, 2001 (File No. 0-
                                                                           27600).

10.33                Form of Convertible Promissory Note issued under      Incorporated by reference to Exhibit 10.2 to
                     Bridge Loan Agreement, dated July 26, 2001            the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended June 30, 2001 (File No. 0-
                                                                           27600).

10.34                Amendment, effective July 26, 2001, to 1993           Incorporated by reference to Exhibit 10.3 to
                     Stock Option Plan,                                    the Company's Quarterly Report on Form 10-Q for
                                                                           the quarter ended June 30, 2001 (File No. 0-
                                                                           27600).

23.1       Consent of Independent Auditors            Filed herewith.

23.2       Consent of Oppenheimer, Wolff & Donnelly   To be filed by Amendment.
_________________

(1) Confidential treatment has been granted by the Commission with respect to designated portions contained within document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.